    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998
                                                 REGISTRATION STATEMENT NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ONEITA INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                   2253                             57-0351045
  (State or other Jurisdiction              (Primary Standard Industrial              (I.R.S. Employer
of Incorporation or  Organization)             Classification Code No.)             Identification Number)

                                                                     C. MICHAEL BILLINGSLEY
                                                                     CHIEF EXECUTIVE OFFICER
                                                                     ONEITA INDUSTRIES, INC.
     4130 FABER PLACE DRIVE, SUITE 200                               4130 FABER PLACE DRIVE, SUITE 200
     ASHLEY CORPORATE CENTER                                         ASHLEY CORPORATE CENTER
     CHARLESTON, SOUTH CAROLINA 29405                                CHARLESTON, SOUTH CAROLINA 29405
     (803)529-5225                                                   (803)529-5225
 (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code,
 Including Area Code, of Registrant's Principal                       and Telephone Number , Including
 Executive Offices)                                                   Area Code, of Agent for Service)

                                   Copies to:

                            NANCY D. LIEBERMAN, ESQ.
                    BLAU, KRAMER, WACTLAR & LIEBERMAN, P. C.
                        100 JERICHO QUADRANGLE, SUITE 225
                             JERICHO, NEW YORK 11753
                                 (516) 822-4820
                               (516) 822-4824 FAX

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed            Proposed Maximum
       Title of Each Class of             Amount to            Maximum            Aggregate Offering          Amount of
     Securities to be Registered             be             Offering Price               Price               Registration
                                         Registered          Per Security                                         Fee
                                                               (1)(2)
Common Stock, $.25 par                   7,820,923               $.20                  $1,564,185                 $462
value

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price of each share of the Registrant's Common Stock is estimated to be the average of the bid and asked prices of a share as of a date not more than five business days before the filing of this Registration Statement. Accordingly, the Registrant has used $.20 as such price per share, which is the average of the high sale price of $ .20 and the low sale price of $ .20 reported on the Nasdaq Electronic Bulletin Board on February 25, 1998.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subjected to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 1998


PRELIMINARY PROSPECTUS


                             ONEITA INDUSTRIES, INC.

                        7,820,923 SHARES OF COMMON STOCK



        The 7,820,923 shares (the "Shares") of Common Stock (the "Common Stock") of Oneita Industries, Inc. (the "Company") are being offered by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders."

        The Common Stock is traded on the Nasdaq Electronic Bulletin Board under the symbol "ONET." On February 25, 1998 the closing sale price of the Company's Common Stock as reported by the Nasdaq Electronic Bulletin Board was $.20 per share. See "Price Range of Common Stock."




                  SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION
                   OF CERTAIN RISKS THAT SHOULD BE CONSIDERED
                         PRIOR TO PURCHASING THE SHARES.




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.





===========================================================================================================
                      PRICE TO PUBLIC      PROCEEDS TO COMPANY           PROCEEDS TO SELLING STOCKHOLDERS
   Per Share . . . . .       $                    --                                  $

   Total  . . . . .          $                    --                                  $

===========================================================================================================




                 The date of this Prospectus is February   , 1998

                              AVAILABLE INFORMATION

         The Company and the Selling Stockholders have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, and the exhibits thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and its exhibits. The Company is also subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. The Registration Statement and such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367; Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Web site located at http://www.sec.gov. In addition, the Company's Common Stock is traded on the Nasdaq Electronic Bulletin Board and copies of the foregoing materials and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All references herein to the Company are to Oneita Industries, Inc. on a consolidated basis with its subsidiaries, and includes their predecessors, unless the context otherwise requires. Capitalized terms used in this Prospectus are defined in the Glossary appearing at the end of this Prospectus.

THE COMPANY

         Oneita Industries, Inc. ("Oneita" or the "Company") manufactures and markets activewear and infantswear. Oneita's activewear includes T-shirts and sweatshirts for screen printing sold under the Oneita Power-T(R), Oneita Power 50 Plus(R), Oneita Power-Sweats(R) and Oneita Colorwear brand names. Oneita's infantswear includes layette and playwear sold primarily under private labels. Activewear products are marketed to the imprinted sportswear (screenprint) industry and to retailers, and infantswear products are marketed to major retailers.

         Oneita has grown since 1987 by building a brand name activewear business. Oneita's net sales of activewear increased from $37,400,000 in 1987 to $137,500,000 and $112,900,000 in 1996 and 1997, respectively. In 1991, Oneita expanded its activewear line by introducing sweatshirts under the Oneita Power-Sweats label. Sweatshirts accounted for approximately $16,900,000 and $8,300,000 of the activewear sales in 1996 and 1997, respectively.

         In infantswear, Oneita has focused on developing a variety of products, each targeted at specific retail markets, including department stores, chain stores and mass merchandisers. Net sales of infantswear increased from $14,200,000 in 1987 to $30,800,000 and $22,100,000 in 1996 and 1997,
respectively.

         Notwithstanding the overall growth of the Company's business since 1987, in recent years the Company has experienced decreased sales due to reduced demand for its products resulting in substantial losses from operations in four of the last five fiscal years. Consequently, on January 23, 1998, the Company filed a petition with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, together with a Plan of Reorganization implementing the restructuring with its lenders (the "Plan"). Prior to the filing, certain of the Company's debtholders entered into agreements with the Company agreeing, among other things, to cooperate with the Company in implementing the Plan. A hearing to consider approval of a disclosure statement is scheduled for March 13, 1998 and a hearing to consider confirmation of the Plan is scheduled for April 29, 1998. On February 26, 1998, the Company obtained Bankruptcy Court final approval (i) to continue its use of cash collateral and (ii) to borrow up to $10,000,000 from Foothill Capital Corp. under a debtor-in-possession facility (the "D-I-P Agreement"). The D-I-P Agreement is secured by a pledge of certain of the Company's property, plant and equipment. In addition, to permit its continued use of cash collateral, the Company has, among other things, agreed to grant the Old Revolving Credit Lenders and Prudential a replacement lien on the Company's accounts receivable and inventory and the proceeds thereof to the extent necessary to provide adequate protection against any dimunition of the cash collateral. The Company estimates that it will emerge from these bankruptcy proceedings before June 30, 1998. However, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court or that other events will not occur in the bankruptcy case affecting the Company's ability to implement the Plan. If either of these events take place, a non-negotiated Chapter 11 proceeding is likely to occur. The Company has a commitment from Foothill Capital Corp. under the New Revolving Credit Agreement pursuant to which financing will be available upon emergence from the Chapter 11 proceedings. This facility will permit the borrowing of up to $35,000,000 based upon availability under a borrowing base formula (estimated to be $25,000,000 at date of emergence) and will be secured primarily by accounts receivable and inventory.

         The Company was incorporated in Delaware in September 1987. The Company's executive offices are located at 4130 Faber Place Drive, Suite 200 Ashley Corporate Center, Charleston, S.C. 29405, and its telephone number is
(803) 529-5225.

THE OFFERING


Securities Offered by
Selling Stockholders ....................                         7,820,923 Shares of Common Stock

Use of Proceeds..........................                         The Company will not receive any of the
                                                                  proceeds of the sale of Shares by the Selling
                                                                  Stockholders

Nasdaq Electronic Bulletin Board Symbol                           "ONET"

Risk Factors.............................                         See "Risk Factors."

-----------------

SUMMARY FINANCIAL INFORMATION

         The following summary financial information concerning the Company has been derived from the consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and the notes thereto. See "Financial Statements." The summary pro forma financial information gives effect to the proposed confirmation of the Plan as if it occurred on September 28, 1996.


                                           Three Months Ended                             Fiscal Year Ended          Pro forma
                                          -------------------      Pro forma        ----------------------------    Fiscal Year
                                      December 27  December 28  Three Months Ended  September 27  September 28,        Ended
                                          1997          1996     December 27, 1997     1997           1996       September 27, 1997
                                          ----          ----    ------------------     ----           ----       ------------------
                                                           (In thousands, except share and  per share data)
Operations:
Net sales ............................  $ 26,342    $  33,897      $ 26,342        $ 135,006      $ 168,346          $135,006
Cost of sales ........................    31,227       34,639        31,227          139,303        192,094           139,303
Interest expense, net ................     2,016        1,880         1,532            7,863          7,001             6,534
(Loss) income before income taxes ....   (10,054)      (5,910)       (8,901)         (40,656)       (56,632)          (37,505)
Income taxes .........................         0            0             0                0         (2,939)                0
Net (loss) income (1).................   (10,054)      (5,910)       (8,901)         (40,656)       (53,693)          (37,505)

Financial data:
Inventories ..........................  $ 28,436    $  38,193      $ 28,436        $  31,214      $  43,883            N/A (2)
Accounts receivable ..................     9,506       18,394         9,506           17,200         25,675            N/A (2)
Depreciation amortization and
   goodwill write-off (see note below)     1,357        1,633         1,198            6,974          5,886            N/A (2)
Working capital ......................   (51,885)     (17,167)       20,288          (42,595)       (13,582)           N/A (2)
Long-term debt and
   capital lease obligations .........     1,615        3,015        57,115            2,032          3,125            N/A (2)
Shareholder's equity (deficiency) ....   (18,796)      26,004        (2,540)          (8,742)        31,914            N/A (2)
Total assets .........................    75,880      116,548        74,805           86,977        129,525            N/A (2)

Common Stock data:
Net (loss) income per share ..........  $  (1.10)   $   (0.65)      $ (0.99)       $   (4.44)     $   (7.58)          $ (4.15)
Book value per share .................  $  (2.05)   $    2.84       $ (0.28)       $   (0.96)     $    3.49            N/A (2)

Number of common
    shares outstanding ...............     9,149        9,149         9,036            9,149          9,149             9,036

         (1) Net loss for fiscal 1997, 1996, 1995 and 1994 includes after-tax amounts of $15,282, $6,229, $2,519 and $4,700, respectively, for restructuring charges as described in Note 5 to the Company's financial statements for the fiscal year ended September 27, 1997. Net loss for fiscal 1994 also includes a $6,651 write-off of goodwill. See Note 1 to the Company's financial statements for the fiscal year ended September 27, 1997.

         (2) Pro forma information only presented as of December 27, 1997 for balance sheet financial data.

FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical fact included in this Prospectus, including without limitation statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding the Company's financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties, general economic conditions, confirmation of the Plan and the impact of the Reorganization Case on the business of the Company. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risk and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Securities offered hereby.

DISRUPTION OF OPERATIONS

         The Company's Reorganization Case could adversely affect the Company's relationships with its customers and suppliers, as well as the Company's ability to retain or attract high quality employees. See "Business - Reorganization Proceedings."

SUBSTANTIAL HISTORICAL OPERATING LOSSES; GOING CONCERN ISSUES IN INDEPENDENT AUDITOR'S REPORT; NO ASSURANCE OF PROFITABILITY.

         The Company has incurred losses from operations for its fiscal years ended September 27, 1997, September 28, 1996, September 30, 1994 and September 30, 1993, continuing into fiscal 1998. As a result of the Company incurring such losses, the Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements, regarding having substantial doubt about the Company's ability to continue as a going concern. The Company believes that the terms of the Plan, if confirmed by the Bankruptcy Court, and certain agreements with lenders will enable it to become profitable. However, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court or that final agreements required by the Company's debt restructuring, including new financing, will be obtained from the lenders. If either of such events fails to occur the Company will not become profitable and a non-negotiated Chapter 11 proceeding is likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Reorganization Proceedings."

ADEQUACY OF AVAILABLE CAPITAL.

         The Company's future liquidity requirements are expected to consist primarily of capital expenditures and working capital requirements. The Company's liquidity requirements are expected to be financed from operating cash flow, amounts available under the D-I-P Agreement and, upon the confirmation of the Plan, amounts available under its New Revolving Credit Agreement; however, no assurance can be given that such financing will be available and, if available, sufficient to fund its ongoing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Reorganization Proceedings."

COMPETITION

         The apparel industry is highly competitive and includes a number of participants with aggregate sales and financial resources greater than those of Oneita and its subsidiaries. However, at present, most market segments are dominated by a number of competitors with no single company dominating the industry. Oneita believes that it compares favorably in quality, price, customer service and availability of product. There are no assurances that such conditions will be maintained or occur or that Oneita's expansion into new markets will be successful. See "Business - Products, Distribution and the Industry."

DECREASED SALES DUE TO REDUCED DEMAND FOR PRODUCTS

         Net sales of the Company for the fiscal year ended September 30, 1997 were approximately $135,006,000, as compared to approximately $168,346,000 for the immediately preceding fiscal year, a decrease of $33,340,000 or 19.8%. The decrease was due primarily to a reduction in customer orders reflecting industry trends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXCESS CAPACITY AND EFFECTS ON FINANCIAL PERFORMANCE

         Fluctuations in customer demand for the Company's products, caused by overcapacity in the industry and increased competition has required the Company to reduce the prices for its products and temporarily suspend and/or limit its manufacturing operations. Operating at reduced levels has and in the future may be expected to continue to adversely affect the Company's results of operations and financial performance.

PRODUCT PRICE FLUCTUATIONS

         The Company's revenues and profitability are directly affected by the prices it charges for its products. These prices historically have varied significantly based primarily on supply and demand factors, as well as raw material costs. Product prices are often determined based on competitive pressures. Accordingly, the Company's financial performance has been materially adversely affected during periods in which prices are reduced or fail to rise correspondingly with costs.

YARN PRICE FLUCTUATIONS; EXPIRATION OF SUPPLY CONTRACTS

         Unlike certain of its competitors, the Company does not spin its own yarn. The Company obtains yarn from several yarn suppliers pursuant to requirements contracts generally with a term of approximately one year, and for the fiscal year ended September 30, 1997 purchased approximately 69% of its yarn from Avondale Mills, Inc., one of the Selling Stockholders. If the Company were unable to extend or renew its supply contracts on satisfactory terms, or replace these contracts with suitable alternative sources of supply, the Company may be forced to pay higher prices for its yarn and the Company's business and financial performance could be materially adversely affected. See "Business - Relationship with Avondale."

SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS

         Approximately 17% of the Company's revenues in the fiscal year ended September 27, 1997 are attributable to one customer, SanMar Corporation, and approximately 50% of the Company's revenues for such period are attributable to its 10 largest customers. The loss of these customers or a substantial reduction in their purchases from the Company could have a material adverse effect on the Company's financial performance. The Company's remaining sales of Activewear products are made to approximately 300 customers. There can be no assurance that the Company will not continue to be dependent upon a small number of major customers for a significant portion of its revenues and earnings. See "Business - Major Customers."

LACK OF TRADING MARKET

         The Company's Old Common Stock was listed and traded on the New York Stock Exchange and, since February 1998, on the Nasdaq Electronic Bulletin Board. Although the Company expects to apply for listing the Common Stock on the Nasdaq National Market System ("Nasdaq NMS") and, if the Common Stock is not listed on the Nasdaq NMS, on the NASDAQ Electronic Bulletin Board, there can be no assurance that an active trading market for the securities will develop or, if developed, that it can continue. In addition, there can be no assurance as to the degree of price volatility in the market for the Common Stock that does develop. Accordingly, no assurance can be given that a holder of Common Stock will be able to sell the Shares in the future or as to the price at which any such sale may occur. See "Plan of Distribution."

DEPENDENCE ON KEY PERSONNEL.

         The Company is highly dependent on the continued service of C. Michael Billingsley, its Chief Executive Officer and a member of its Board of Directors. The terms of each of the D-I-P Agreement and the New Revolving Credit Agreement provide that it is a default if Mr. Billingsley or another individual reasonably acceptable to the requisite number of lenders under the respective agreement is not the Chief Executive Officer of the Company. Accordingly, the loss of the services of Mr. Billingsley could have a material adverse effect on the Company. The Company does not have an employment agreement with Mr. Billingsley and does not maintain key man life insurance on his life or the life of its other executive officers. See "Management."

REGULATION.

         The Company's activities are subject to various environmental, health and employee safety laws. The Company has expended resources, both financial and managerial, to comply with applicable environmental, health and worker safety laws in its operations and at its facilities and anticipates that it will continue to do so in the future. The Company does not require any governmental approval of its principal products or services. Compliance with environmental laws has not historically had a material effect on the Company's capital expenditures, earnings or competitive position, and the Company does not anticipate that such compliance will have a material effect on the Company in the future. Although the Company believes that it is generally in compliance with all applicable environmental, health and worker safety laws, there can be no assurance that additional costs for compliance will not be incurred in the future or that such costs will not be material. See "Business - Environmental Matters."

NO DIVIDENDS ON COMMON STOCK

         The Company has not paid any cash dividends on the Old Common Stock in the past two fiscal years or the current fiscal year and anticipates that no cash dividends on the shares of Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. It is not anticipated that any dividends will be paid on the Common Stock for the foreseeable future. See "Dividend Policy."

BACKLOG

         The Company's order backlog is subject to fluctuations and is not necessarily indicative of future sales. There can be no assurance that current backlog will necessarily lead to sales in any future period. The Company's order backlog was approximately $13,100,000 at December 27, 1997. See "Business - Backlog."

POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

         Certain provisions of Delaware law could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events could be beneficial to the interests of the stockholders. These provisions include
Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations with interested stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Securities."

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS

         The Company's Certificate of Incorporation and By-laws contain provisions that reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which a director would seek indemnification or similar protection. The Company also maintains officers and directors liability insurance and has entered into indemnification agreements with certain of its officers. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) reasonably incurred in connection with either the investigation, defense or appeal of a covered legal proceeding, including amounts paid in settlement by or on behalf of an indemnitee thereunder. See "Description of Securities - Certain Provisions of the By-laws."

PENNY STOCK REGULATION.

         The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their Common Stock in the event it becomes otherwise freely resalable.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock sold by the Selling Stockholders.


                           PRICE RANGE OF COMMON STOCK

          The Old Common Stock has been trading on the Nasdaq Electronic Bulletin Board under the symbol "ONET" since February 2, 1998. Prior thereto, the Old Common Stock was traded on the New York Stock Exchange under the symbol "ONA". The following table sets forth the high bid and low ask price as reported by the New York Stock Exchange through the first quarter of fiscal 1998 and the Nasdaq Electronic Bulletin Board thereafter for the Old Common Stock for the periods indicated and does not give effect to the 1-for-5 reverse stock split of the Common Stock to be effected on the Effective Date. See "Risk Factors - Lack of Trading Market."




                                                                       HIGH               LOW
                                                                       ----               ---
Fiscal Year 1996
         First Quarter........................................        $8 1/4             $6 1/8
         Second Quarter.......................................         7 1/4              4 3/8
         Third Quarter........................................         5                  3 1/8
         Fourth Quarter.......................................         4 1/8              2 5/8

Fiscal Year 1997
         First Quarter........................................         4 1/4              1 1/4
         Second Quarter.......................................         2 1/4              1 1/4
         Third Quarter........................................         1 1/2                3/8
         Fourth Quarter.......................................         1 5/8                3/8

Fiscal Year 1998
         First Quarter........................................         11/16                1/4
         Second Quarter (through February __, 1998)


         The closing price on February 20, 1998 was $.20. As of February 20, 1998, there were approximately 167 record holders of the Old Common Stock.

         There have been no cash dividends declared or paid by the Company on the Old Common Stock during the past two fiscal years or the current fiscal year.


                                 DIVIDEND POLICY

         Holders of the Common Stock will be entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not declared or paid any dividends for the past two fiscal years, or the current fiscal year. The Company does not intend to pay cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA

         The following selected consolidated financial data for the five fiscal years ended September 27, 1997, September 28, 1996, September 30, 1995, September 30, 1994 and September 30, 1993 are derived from the Company's audited financial statements. This data should be read in conjunction with the consolidated financial statements of the Company, related notes, and other financial information included elsewhere in this Prospectus. See "Financial Statements."



                                                                          Fiscal Year Ended
                                        September 27,     September 28,     September 30,     September 30,     September 30,
                                            1997             1996               1995              1994              1993
                                            ----             ----               ----              ----              ----
                                                     (In thousands, except per share amounts)
Statement of Operations Data:
Net sales .......................        $ 135,006         $ 168,346         $ 175,036         $ 193,459         $ 177,610
Cost of goods sold ..............          139,303           192,094           146,820           166,051           152,776
Interest expense, net ...........            7,863             7,001             3,006             3,868             4,388
(Loss) income before income taxes          (40,656)          (56,632)            4,372            (6,794)           (4,609)
Income taxes ....................                0            (2,939)            1,552                27            (1,632)
Net (loss) income ...............          (40,656)          (53,693)            2,820            (6,821)           (2,977)

Balance Sheet Data :
Inventories .....................        $  31,214         $  43,883         $  79,968         $  44,720         $  63,086
Accounts receivable .............           17,200            25,675            29,438            35,757            28,718
Depreciation, amortization and
 goodwill write-off (see note
 below) .........................            6,974             5,886             4,649            11,443             4,266
Working capital .................          (42,595)          (13,582)           72,904            60,885            84,361
Long-term debt and
  capital lease obligations .....            2,032             3,125            37,404            17,133            47,228
Shareholders' equity (deficiency)           (8,742)           31,914            77,840            76,022            82,822
Total assets ....................           86,977           129,525           165,017           120,917           149,266
Net (loss) income per share .....        $   (4.44)        $   (7.58)        $     .40         $    (.98)        $    (.43)
Book value per share ............        $   (0.96)        $    3.49         $   11.32         $   10.92         $   11.09
Number of common
  shares outstanding ............            9,149             9,149             6,879             6,961             6,957




                                                 Three Months
                                                    Ended
                                       ----------------------------------
                                                  (unaudited)
                                         December 27,      December 28,
                                            1997              1996
                                            ----              ----
                                  (In thousands, except per share amounts)
Statement of Operations Data:
Net sales .......................         $ 26,342         $  33,897
Cost of goods sold ..............           31,227            34,639
Interest expense, net ...........            2,016             1,880
(Loss) income before income taxes          (10,054)           (5,910)
Income taxes ....................                0                 0
Net (loss) income ...............          (10,054)           (5,910)

Balance Sheet Data :
Inventories .....................           28,436            38,193
Accounts receivable .............            9,506            18,394
Depreciation, amortization and
 goodwill write-off (see note
 below) .........................            1,357             1,633
Working capital .................          (51,885)          (17,167)
Long-term debt and
  capital lease obligations .....            1,615             3,015
Shareholders' equity (deficiency)          (18,796)           26,004
Total assets ....................           75,880           116,548
Net (loss) income per share .....         $  (1.10)        $    (.65)
Book value per share ............         $  (2.05)        $    2.84
Number of common
  shares outstanding ............             9,149            9,149

     Net loss for fiscal 1997, 1996, 1995 and 1994 includes after-tax amounts of $15,282, $6,229, $2,519 and $4,700, respectively, for restructuring charges as described in Note 5 to the Company's financial statements for the fiscal year ended September 27, 1997. Net loss for fiscal 1994 also includes a $6,651 write-off of goodwill. See Note 1 to the Company's financial statements for the fiscal year ended September 27, 1997.

                                 CAPITALIZATION

         The following table sets forth the capitalization and certain other items of the Company as of February 26, 1998. This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                              HISTORICAL         PRO-FORMA
                                                              ----------         ---------
                                                                 (Dollars in thousands)
Cash                                                            $1,585              $927
                                                                ------              ----

Long-term debt (including current
portion and amounts in default):
      Old revolving credit facility                            $57,000                $0
      New revolving credit facility                                  0            17,000
      New senior secured notes                                       0            37,500
      Industrial development bond obligations                    2,500             2,500
      Other capital lease obligations                              520               520
      Senior promissory note                                     6,154                 0
      Subordinated Gintel notes                                  7,500                 0
      Subordinated Foothill note                                     0             1,000
                                                               -------           -------

Total long-term debt                                           $73,674           $58,520


Stockholders' equity:
      Preferred Stock, $1.00 par value, 2,000,000
        shares authorized, none issued on a historical
          basis, none authorized on a pro-forma basis               $0                $0

      Common Stock, $.25 par value, 15,000,000
        authorized shares, 1,829,868 outstanding
        on historical basis, 9,036,384 outstanding
        on a pro-forma basis                                     2,287            11,295

Other shareholders' equity                                     (21,083)          (13,835)
                                                               --------          --------

Total shareholders' equity                                    ($18,796)          ($2,540)
                                                               --------          --------

Total capitalization                                            $54,878          $55,980
                                                                =======          =======

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


             The following unaudited pro forma financial statements of Oneita Industries, Inc. have been derived by the application of pro forma adjustments to historical financial statements included elsewhere in the Registration Statement. The unaudited pro forma statements of operations for the year ended September 27, 1997 and the quarter ended December 27,1997 give effect to the confirmation of the Plan as if the transactions contemplated by the Plan had occurred on September 28,1996. The unaudited pro forma balance sheet gives effect to the confirmation of the Plan as if the transactions contemplated by the Plan occurred on December 27,1997. The unaudited pro forma financial statements should not be considered indicative of actual results that would have been achieved had the confirmation of the Plan been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or period. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in the Registration Statement.

             The conversion of debt by certain existing debtholders to common stock upon the emergence from bankruptcy are the transactions contemplated by the Plan in the unaudited pro forma financial statements. The unaudited pro forma financial statements do not include adjustments related to "fresh-start" accounting, if any, that may be required upon the emergence from the bankruptcy proceedings by Oneita Industries, Inc.

                        UNAUDITED PRO FORMA BALANCE SHEET
                             AS OF DECEMBER 27, 1997
                             (DOLLARS IN THOUSANDS)


                                                                 PRO FORMA
                                               HISTORICAL       ADJUSTMENTS          PRO FORMA
               ASSETS

Current assets:
      Cash                                       $ 1,585        $   (658)(1)          $   927
      Accounts receivable, net                     9,506              --                9,506
      Inventories                                 28,436              --               28,436
      Prepaids and other                           1,649              --                1,649
                                                 -------        --------              -------
             Total current assets                 41,176            (658)              40,518
                                                 -------        --------              -------

 Property, plant, and equipment, net              31,848              --               31,848
 Other assets                                      2,856            (417)(2)            2,439
                                                 -------        --------              -------
            Total assets                         $75,880        $ (1,075)             $74,805
                                                 =======        ========              =======

                   LIABILITIES AND EQUITY

Current liabilities:
      Accounts payable                           $ 3,832        $     --              $ 3,832
      Accrued liabilities                         17,170          (2,177)(1)           14,993
      Long-term debt in default                   70,654         (70,654)(1)                0
      Current portion of long-term debt            1,405              --                1,405
                                                 -------        --------              -------
             Total current liabilities            93,061         (72,831)              20,230
 Capital Lease Obligations                         1,615              --                1,615
 Long term debt                                        0          55,500 (1)           55,500
                                                 -------        --------              -------
             Total liabilities                    94,676         (17,331)              77,345
                                                 -------        --------              -------
 Equity:
      Common Stock                                 2,287           9,008               11,295
      Preferred stock                                  0              --                    0
      Other equity                               (21,083)          7,248              (13,835)
                                                 -------        --------              -------
             Total equity                        (18,796)         16,256 (3)           (2,540)
                                                 -------        --------              -------
            Total liabilities and equity         $75,880        $ (1,075)             $74,805
                                                 =======        ========              =======

                 See notes to unaudited pro forma balance sheet.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                             AS OF DECEMBER 27, 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

             The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted.


          (1)        The sources and uses of funds are as follows:

                              Total Sources of Funds:
                              Senior notes                     $37,500
                              New revolver                      17,000
                              Subordinated note                  1,000
                                                               -------
                                         New debt               55,500
                              Debt exchanged for stock          18,638
                              Available cash                       658
                                                               -------
                                                               $74,796
                                                               =======

                              Total Uses of Funds:
                              Payment of debt in default       $70,654
                              Payment of interest                2,177
                              Closing costs                      1,965
                                                               -------
                                                               $74,796
                                                               =======

          (2) This pro forma adjustment represents the write-off of loan costs related to the paid off debt.


          (3) This pro forma adjustment reflects the net adjustment to equity as follows:

                              Debt exchanged for stock       $ 18,638
                              Write-off of loan costs            (417)
                              Closing costs                    (1,965)
                                                             --------
                                                             $ 16,256
                                                             ========

                     The debt exchanged for stock results from the issuance of 36,032,582 new shares of common stock at approximately $0.52 per share and the reverse 1 to 5 stock split in exchange for outstanding indebtedness. The new number of shares outstanding is 9,036,384.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE QUARTER ENDED DECEMBER 27, 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                               PRO FORMA
                                              HISTORICAL      ADJUSTMENTS        PRO FORMA
                                              ----------      -----------        ---------
Net sales                                     $ 26,342        $     --           $ 26,342
Cost of sales                                   31,227              --             31,227
                                              --------        --------           --------
Gross loss                                      (4,885)             --             (4,885)
Selling, general and administrative
            expenses                             3,153            (669)(1)          2,484
Consolidation and restructuring charges             --              --                 --
                                              --------        --------           --------
Operating loss                                  (8,038)            669             (7,369)
Interest expense                                 2,016            (484)(2)          1,532
                                              --------        --------           --------
Income before income taxes                     (10,054)          1,153             (8,901)
Provision for income taxes                          --              --                 --
                                              --------        --------           --------
Net loss                                      $(10,054)       $  1,153           $ (8,901)
                                              ========        ========           ========

Net loss per share                            $  (1.10)       $   0.11 (3)       $  (0.99)
                                              ========        ========           ========

               See notes to unaudited pro forma income statement.

                 NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT
                    FOR THE QUARTER ENDED DECEMBER 27, 1997
                             (DOLLARS IN THOUSANDS)


             The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted.


(1) This pro forma adjustment reflects the elimination of the legal and professional fees related to the confirmation of the Plan and the elimination of loan amortization costs on the paid off debt.


(2) This pro forma adjustment reflects the change in the interest expense due to the confirmation of the Plan:

                          Interest expense on old loans       $(2,004)
                          Interest expense on new loans         1,520
                                                              -------
                                                              $  (484)
                                                              =======

(3) This pro forma adjustment relates to the two adjustments above, the issuance of new shares of common stock and the 1 to 5 reverse split. The new number of shares outstanding is 9,036,384.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 27, 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                 PRO FORMA
                                              HISTORICAL        ADJUSTMENTS        PRO FORMA
                                              ----------        -----------        ---------
Net sales                                     $ 135,006        $      --           $ 135,006
Cost of sales                                   139,303               --             139,303
                                              ---------        ---------           ---------
Gross loss                                       (4,297)              --              (4,297)
Selling, general and administrative
              expenses                           13,214           (1,822)(1)          11,392
Consolidation and restructuring charges          15,282               --              15,282
                                              ---------        ---------           ---------
Operating loss                                  (32,793)           1,822             (30,971)
Interest expense                                  7,863           (1,329)(2)           6,534
                                              ---------        ---------           ---------
Income before income taxes                      (40,656)           3,151             (37,505)
Provision for income taxes                           --               --                  --
                                              ---------        ---------           ---------
Net loss                                      $ (40,656)       $   3,151           $ (37,505)
                                              =========        =========           =========

Net loss per share                            $   (4.44)       $    0.29 (3)       $   (4.15)
                                              =========        =========           =========

               See notes to unaudited pro forma income statement.

                NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT
                    For the Year Ended September 27, 1997
                            (Dollars in thousands)

          The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted.

(1) This pro forma adjustment reflects the elimination of the legal and professional fees related to the confirmation of the Plan and the elimination of loan amortization costs on the paid off debt.

(2) This pro forma adjustment reflects the change in the interest expense due to the confirmation of the Plan:

                  Interest expense on old loans       $(7,889)
                  Interest expense on new loans         6,560
                                                      --------
                                                      $(1,329)
                                                      ========


(3) This pro forma adjustment relates to the two adjustments above, the issuance of new shares of common stock and the 1 to 5 reverse split. The new number of shares outstanding is 9,036,384.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with the historical consolidated financial statements of the Company, related notes and other financial information included elsewhere in this Prospectus.

   OVERVIEW

       Oneita Industries, Inc. (the "Company") manufactures and markets activewear including T-shirts and fleecewear, and infantswear primarily for the newborn and toddler markets. These products are marketed to the imprinted sportswear (screenprint) industry and to major retailers.

       The Company incurred a net loss of $40,656,000 for the fiscal year ended September 27, 1997. Market pressures that resulted in reduced sales volumes and prices and operating losses during the fiscal year ended September 27, 1997 are continuing in fiscal year 1998. Management's operating plans include continued close monitoring of costs and concentrating the manufacturing and sales efforts on a more profitable product mix. In September 1997, the Company announced a plan to consolidate certain of its operations in order to further lower its costs and make its operations more efficient. The consolidation involves the closing of one facility, the write down to estimated fair value of certain excess production equipment and the shift of more assembly operations to existing offshore facilities.

       At December 27, 1997, the Company was and continues to be in non-compliance with certain terms of its long-term revolving credit agreement, a loan agreement with an institutional lender, and subordinated notes held by Robert M. Gintel. Mr. Gintel resigned as Chairman of the Board and as a director of the Company on August 8, 1997. These obligations, $57,000,000, $6,154,000 and $7,500,000 in principal amount, respectively, have been classified as current liabilities. The Company has entered into agreements with its lenders to restructure these agreements through the pre-negotiated Chapter 11 case discussed below. These obligations, which aggregate $70,654,000, plus accrued interest, yield maintenance amounts and fees, will be exchanged for (i) payment of $15,000,000 in cash, (ii) the issuance of various notes totaling $38,500,000 and (iii) 79.75% of the outstanding Common Stock of the Company.

       On January 23, 1998, the Company filed a Chapter 11 petition with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code together with the Plan. Prior to the filing, the holders of the debt mentioned in the preceding paragraph entered into agreements with the Company agreeing, among other things, to cooperate with the Company in implementing the Plan. A hearing to consider approval of a disclosure statement is scheduled for March 13, 1998 and a hearing to consider confirmation of the Plan is scheduled for April 29, 1998. On February 26, 1998, the Company obtained Bankruptcy Court final approval (i) to continue its use of cash collateral and (ii) to borrow up to $10,000,000 under a the D-I-P Agreement. The D-I-P Agreement is secured by a pledge of certain of the Company's property, plant and equipment. In addition, to permit its continued use of cash collateral, the Company has, among other things, agreed to grant the Old Revolving Credit Lenders and Prudential a replacement lien on the Company's accounts receivable and inventory and the proceeds thereof to the extent necessary to provide adequate protection against any dimunition of the cash collateral. The Company estimates that it will emerge from these bankruptcy proceedings before June 30, 1998. However, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court or that other events will not occur in the bankruptcy case affecting the Company's ability to implement the Plan. If either of these events take place, a non-negotiated Chapter 11 proceeding is likely to occur. The Company has a commitment from Foothill Capital Corp. under the New Revolving Credit Agreement pursuant to which financing will be available upon emergence from the Chapter 11 proceedings. This revolving credit facility will permit the borrowing of up to $35,000,000 based upon availability under a borrowing base formula (estimated to be $25,000,000 at date of emergence) and will be secured primarily by accounts receivable and inventory.

       Of the $38,500,000 restructured debt, $37,500,000 consists of the New Senior Secured Notes with a maturity of three years, bearing interest at 12% per annum. The interest accrues but is not paid in cash for the first two years of the term of the New Senior Secured Notes, except that interest payments in the first two years as well as principal prepayments may be triggered upon the Company achieving certain financial targets. The remaining $1,000,000 of restructured debt will consist of a subordinated note with principal and interest, accruing at 10% per annum, payable in 10 years.

       The obligations under both the New Revolving Credit Agreement and the New Senior Secured Notes will be secured by the pledge by the Company and certain of its subsidiaries of all property, plant and equipment of the Company and certain of its subsidiaries. The priorities of the security interests in the distribution of the proceeds of the collateral will be governed by an Intercreditor Agreement. See "Business - Bankruptcy Proceedings."

   RESULTS OF OPERATIONS

       Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

       Net sales for the three months ended December 27, 1997 were $26,342,000 as compared to $33,897,000 in the comparable period of the prior year, a decrease of $7,555,000 or 22.3%. The decrease was due primarily to reduced unit selling prices of $5,800,000 caused by continued production overcapacity in the industry and lower priced imports and to the sale of inventories at discounted prices to generate cash flow. Additionally, increased competition in the market place resulted in lower units sold decreasing sales further by $1,750,000.

       A gross profit (loss) for the quarter ended December 27, 1997 of $(4,885,000) decreased $(4,143,000) from the comparable period of the prior year. Gross profit (loss), as a percentage of net sales, decreased to (18.5)% compared to (2.2)%. The reduction in gross profit was caused by discounted sales prices mentioned above and additional inventory writedowns of $1,000,000 reflecting further reductions in selling prices late in the first quarter, offset by generally lower operating costs resulting from the Company's cost reduction program discussed in Note 2 of Notes to Condensed Consolidated Financial Statements.

       Selling, general and administrative expenses for the three months ended December 27, 1997 decreased $645,000 from the comparable period of the prior year as a result of the Company's cost reduction program discussed in Note 1 of Notes to Condensed Consolidated Financial Statements offset by $510,000 of legal and professional expenditures related to the debt restructuring.

       Interest expense, net of interest income, for the first quarter of fiscal 1998 was $2,016,000 compared to $1,880,000 for the corresponding period last year. The increase was due primarily to higher borrowing rates. At December 27, 1997, the Company was not in compliance with certain terms of its revolving credit agreement and accordingly interest at higher rates are payable during the default period.

   Fiscal Year 1997 Compared to 1996

       Net sales of the Company for the fiscal year ended September 27, 1997 were $135,000,000 as compared to $168,300,000 in the prior fiscal year, a decrease of $33,300,000 or 19.8%. $21,500,000 of the sales decrease was attributable to lower units sold as a result of high inventory balances in customers' warehouses and increased competition in the marketplace. Lower unit selling prices further reduced sales by $11,800,000 and were caused by continued production overcapacity in the industry and lower priced imports.

       Gross profit for fiscal year 1997 increased $19,400,000 from the prior fiscal year due to lower raw material prices of $1,200,000 and improved manufacturing efficiencies and cost reductions of

   $14,900,000 as well as fiscal year 1996 second quarter writedowns of $10,500,000 offset by reduced revenues of $11,800,000 attributable to decreased prices and promotional pricing resulting from the Company's efforts to reduce inventory levels and from generally lower selling prices within the marketplace. Gross profit, as a percentage of net sales, increased to (3.2)% compared to (14.1)% in the prior fiscal year. Market pressures that resulted in reduced sales volumes and prices and operating losses during the fiscal year ended September 27, 1997 are continuing in fiscal year 1998.

       Selling, general and administrative expenses for fiscal year 1997 decreased $6,400,000 or 32.8% from fiscal year 1996. Selling, general and administrative expense, as a percent of net sales, is expected to further decrease in fiscal year 1998 due to the staffing reductions mentioned below.

       Interest expense, net of interest income, was $7,900,000 for fiscal year 1997 compared to $7,000,000 for fiscal year 1996. The increase was due to higher average borrowings as well as higher interest rates.

       Net loss for fiscal year 1997 was $40,656,000 compared to $53,693,000 for fiscal year 1996. Included in the net loss for fiscal year 1997 were restructuring costs totaling $15,282,000 related to the consolidation discussed below. Included in the net loss for fiscal year 1996 were restructuring costs totaling $6,229,000 related to the shutdown of two facilities located in South Carolina and reductions in administrative and supervisory staffing. In fiscal year 1996 and fiscal year 1997 the Company reduced its administrative and supervisory staff by approximately 340 persons which reduced costs by approximately $12,000,000 in fiscal year 1998.

       In September 1997, the Company announced a plan to consolidate certain of its operations in order to lower its costs and make its operations more efficient. The consolidation will involve the closing of one facility, the write down to estimated fair value of certain excess production equipment and the shift of more assembly operations to existing offshore facilities. The consolidation is expected to reduce annual operating costs by $17,000,000 in fiscal year 1998.

   Fiscal Year 1996 Compared to Fiscal Year 1995

       Net sales of the Company were $168,300,000 in fiscal year 1996 as compared to $175,000,000 in the prior fiscal year, a decrease of $6,700,000 or 3.8% due primarily to reduced selling prices of $19,500,000 attributable to decreased prices of T-shirts and fleece and promotional pricing; offset by an increase in unit sales of $14,594,000.

       Gross profit for fiscal year 1996 decreased $52,000,000 from the prior fiscal year due to charges of approximately $11,300,000 to write down certain inventories to their net realizable value, as well as reduced revenues of $26,000,000 attributable to decreased prices and promotional pricing resulting from the Company's efforts to reduce inventory levels, and generally lower selling prices within the marketplace. Additionally, unfavorable absorption of fixed costs aggregating approximately $14,600,000 was incurred due to lower units produced. Gross profit, as a percentage of net sales, decreased to (14.1%) compared to 16.1% in the prior fiscal year.

       Selling, general and administrative expenses for fiscal year 1996 decreased $1,200,000 or 5.7% from fiscal year 1995.

       Interest expense, net of interest income, was $7,000,000 for fiscal year 1996 compared to $3,000,000 for fiscal year 1995. The increase was due to higher average borrowings as well as higher interest rates.

       Net loss for fiscal year 1996 was $53,700,000 compared to a net income of $2,800,000 for fiscal year 1995. Included in the net loss for fiscal year 1996 were restructuring costs totaling $6,229,000 related to the shutdown of two facilities located in South Carolina and reductions in administrative and supervisory staffing. In fiscal year 1996 the Company reduced its administrative and supervisory staff by approximately 150 persons.

   Fiscal Year 1995 Compared to Fiscal Year 1994

       Net sales of the Company in fiscal year 1995 were $175,000,000 as compared to $193,500,000 in fiscal year 1994, a decrease of $18,500,000 or 9.6%. The decrease was due to a reduction in customer orders, partially offset by net price increases over fiscal year 1994. During the first nine months of fiscal year 1995, the Company, following other industry leaders and reflecting firm customer demand, increased prices over the prior year an average of 6.5%. However, in the fourth quarter of fiscal year 1995 customer demand was significantly reduced from earlier quarters and the Company offered certain promotional pricing arrangements for fourth quarter sales which resulted in overall average price increases for fiscal year 1995 of 4%. These pricing arrangements reduced fourth quarter gross profit by an estimated $3,600,000. In September of fiscal year 1995, the Company announced price changes for its activewear products effective October 1, 1995. While certain styles and colors had no price change, most white and light colored T-shirts reflect reduced prices in fiscal year 1996 of approximately 9%.

       Net sales of activewear were $142,300,000 in fiscal year 1995 as compared to $157,100,000 in fiscal year 1994, a decrease of $14,800,000 or 9.4%. Net sales of T-shirts decreased by $14,800,000 in fiscal year 1995 compared to fiscal year 1994 principally due to lower unit sales of T-shirts of $14,000,000. Net sales of sweatshirts in fiscal year 1995 were approximately the same as fiscal year 1994.

       Net sales of retail products were $32,700,000 in fiscal year 1995 as compared to $36,400 in fiscal year 1994, a decrease of $3,700,000 or 10.2%. The decrease was due to lower unit sales.

       Gross profit for fiscal year 1995 was $28,200,000, an increase of $800,000 or 2.9% over fiscal year 1994. Such increase was principally attributable to higher selling prices offset by decreased unit sales. Gross profit as a percentage of net sales increased to 16.1% for fiscal year 1995 compared to 14.2% for fiscal year 1994. Such increase was principally attributable to the price increases mentioned above (4%) and overall reduced per unit operating costs (2.1%) offset by both increased raw material prices (3.2%) and costs associated with reduced production schedules in the fourth fiscal quarter (1%).

       Selling, general and administrative expenses for fiscal year 1995 increased $1,200,000 or 6.1% over fiscal year 1994 primarily due to increases in personnel and related costs ($800,000) and increases in product development costs ($400,000).

       Interest expense, net of interest income for fiscal year 1995 was $3,000,000 compared to $3,900,000 for fiscal year 1994. The reduction was due primarily to lower average borrowings.

       Net income for fiscal year 1995 was $2,800,000, compared to a net loss of $6,800,000 for fiscal year 1994. During fiscal year 1994, the Company changed its accounting method for evaluating the impairment of intangible assets from a recoverability through future operations method to a fair value method. As a result of this change, the Company wrote-off $6,651,000 of goodwill in fiscal year 1994. The results for the fiscal year ended September 30, 1994 also included a pretax charge of $4,080,000 for the write-down of facilities to their fair market value that the Company intended to sell or abandon after usable machinery and equipment was redeployed, and the transitional costs related to the reorganization of certain administrative functions. The write-downs of these facilities were associated with the Company's reorganization of its Retail Division and consolidation of distribution and manufacturing facilities in order to improve productivity and customer service, reduce transportation costs and cut lead times.

   LIQUIDITY AND CAPITAL RESOURCES

       The Company had a working capital deficit of $51,885,000 at December 27, 1997 compared to a deficit of $42,595,000 at September 27, 1997. This change was caused primarily by reductions in accounts receivable and inventories.

       The Company had a decrease in cash of $69,000 in the first quarter of fiscal 1998 compared to a net increase in cash of $2,400,000 in the comparable period last fiscal year. Cash provided by operating activities for the first fiscal quarters of 1998 and 1997 were $641,000 and $4,399,000, respectively. The primary components of cash provided by operating activities for both fiscal quarters were decreases in receivables and inventories as well as the net loss adjustment for depreciation and amortization offset by net losses in both fiscal quarters.

       Cash used in investing activities the first quarter of fiscal 1998 consisted mostly of capital expenditures of $317,000.

       At December 27, 1997, the Company was and continues to be in non-compliance with certain terms of its long-term revolving credit agreement, a loan agreement with an institutional lender, and subordinated notes held by Robert M. Gintel. Mr. Gintel resigned as Chairman of the Board and as a director of the Company on August 8, 1997. These obligations, $57,000,000 $6,154,000 and $7,500,000 in principal amount, respectively, have been classified as current liabilities. The Company has entered into agreements with its lenders to restructure these agreements through the pre-negotiated Chapter 11 case discussed below. These obligations, which aggregate $70,654,000, plus accrued interest, yield maintenance amounts and fees, will be exchanged for (i) payment of $15,000,000 in cash, (ii) the issuance of various notes totaling $38,500,000 and (iii) 79.75% of the outstanding Common Stock of the Company.

       Notwithstanding the overall growth of the Company's business since 1987, in recent years the Company has experienced decreased sales due to a reduced demand for its products resulting in substantial losses from operations for four of the last five years. Consequently, on January 23, 1998, the Company filed a petition with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code together with the Plan. Prior to the filing, the holders of the debt mentioned in the preceding paragraph entered into agreements with the Company agreeing, among other things, to cooperate with the Company in implementing the Plan. A hearing to consider approval of a disclosure statement is scheduled for March 13, 1998 and a hearing to consider confirmation of the Plan is scheduled for April 29, 1998. On February 26, 1998, the Company obtained Bankruptcy Court final approval (i) to continue its use of cash collateral and to borrow up to $10,000,000 from Foothill Capital Corp. under the D-I-P Agreement. The D-I-P Agreement is secured by a pledge of certain of the Company's property, plant and equipment. In addition, to permit its continued use of cash collateral, the Company has, among other things, agreed to grant the Old Revolving Credit Lenders and Prudential a replacement lien on the Company's accounts receivable and inventory and the proceeds thereof to the extent necessary to provide adequate protection against any dimunition of the cash collateral. The Company estimates that it will emerge from these bankruptcy proceedings before June 30, 1998. However, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court or that other events will not occur in the bankruptcy case affecting the Company's ability to implement the Plan. If either of these events take place, a non-negotiated Chapter 11 proceeding is likely to occur. The Company has a commitment from Foothill Capital Corp. under the New Revolving Credit Agreement pursuant to which financing will be available upon emergence from the Chapter 11 proceedings. This revolving credit facility will permit the borrowing of up to $35,000,000 based upon availability under a borrowing base formula (estimated to be $25,000,000 at date of emergence) and will be secured primarily by accounts receivable and inventory.

       The Company's future liquidity requirements are expected to consist primarily of capital expenditures and working capital requirements. The Company's liquidity requirements are expected to be financed from operating cash flow, amounts available under the New Revolving Credit Agreement and, upon emerging from bankruptcy, the New Revolving Credit Agreement; however, no assurance can be given that such financings will be available or sufficient. The opinion of the Company's independent public accountants covering the financial statements for the year ended September 27, 1997 included a paragraph questioning the Company's ability to continue as a going concern.


                                    BUSINESS

   GENERAL

       Oneita was incorporated in 1987. Oneita manufactures and markets activewear and infantswear. Oneita's activewear includes T-shirts and sweatshirts for screen printing sold under the Oneita Power-T(R), Oneita Power 50 Plus(R), Oneita Power-Sweats(R) and Oneita Colorwear brand names. Oneita's infantswear includes layette and playwear sold primarily under private labels. Activewear products are marketed to the imprinted sportswear (screenprint) industry and to retailers, and infantswear products are marketed to major retailers.

       Oneita has grown since its incorporation in 1987 by building a brand name activewear business with a high quality image. Oneita's net sales of activewear increased from $37,400,000 in 1987 to $137,500,000 and $112,900,000 in 1996 and 1997, respectively. In 1991, Oneita expanded its activewear line by introducing sweatshirts under the Oneita Power-Sweats label. Sweatshirts accounted for approximately $16,900,000 and $8,300,000 of the activewear sales in 1996 and 1997, respectively.

       In infantswear, Oneita has focused on developing a variety of products, each targeted at specific retail markets, including department stores, chain stores and mass merchandisers. Net sales of infantswear increased from $14,200,000 in 1987 to $30,800,000 and $22,100,000 in 1996 and 1997,
   respectively.

   BANKRUPTCY PROCEEDINGS

        Notwithstanding the overall growth of the Company's business since 1987, in recent years the Company gas experienced decreased sales due to reduced demand for its products resulting in substantial losses from operations in four of the last five fiscal years. Consequently, on January 23, 1998 (the "Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Court"), together with the pre-negotiated Plan and a Disclosure Statement relating to the Plan.

       Prior to the Petition Date, the Company had entered into a Revolving Credit Agreement dated as of January 26, 1996 (the " Old Revolving Credit Agreement") with Sun Trust Bank, Atlanta, individually, and as Agent and Administrative Agent, First Union National Bank of South Carolina, individually and as Agent and NatWest Bank, N. A. which was secured by, among other things, its accounts receivable and inventory. As of the Petition Date, the Old Revolving Credit Lenders were Foothill Capital Corp. ("Foothill"), UBS Mortgage Finance, Inc., Albert Fried & Co., L.L.C., and Lazard Freres & Co., L.L.C. Prior to the Petition Date, the Company had also entered into a Note Agreement dated as of December 20, 1988 (the "Prudential Note Agreement") with The Prudential Insurance Company of America ("Prudential") and a Subordinated Note Agreement dated as of December 28, 1995 (the "Subordinated Note Agreement") with Robert M. Gintel ("Gintel"). On the Petition Date, there was principal and interest of approximately
   $57,000,000 outstanding under the Revolving Credit Agreement, $6,379,066 outstanding under the Prudential Note Agreement and $9,061,250 outstanding under the Subordinated Note Agreement. The claims under these agreements are being restructured pursuant to the Plan.

       Under the Plan, holders of claims under the Old Revolving Credit Agreement and the Prudential Note Agreement will receive in the aggregate on the Effective Date (i) $15,000,000 in cash which is to be funded by the New Revolving Credit Agreement, (ii) the New Senior Secured Notes in the principal amount of $37,500,000 and (iii) 72% of the Common Stock. In addition, certain holders of claims under the Old Revolving Credit Agreement (i.e. Foothill) will receive on the Effective Date of the Plan the Subordinated Foothill Note in the sum of $1,000,000 in exchange for a distribution of additional Common Stock to which they would have otherwise been entitled.

       The New Senior Secured Notes will be secured by a first lien on the property, plant and equipment of the Company, the stock of certain subsidiaries of the Company, certain intangibles and certain of the Company's real property and by a second lien among other things, the Company's accounts receivable and inventory. The priorities of the security interests in the collateral securing the New Senior Secured Notes will be governed by an intercreditor agreement between Prudential, IBJ Schroder and Foothill, the lenders under the Old Revolving Credit Agreement on the Effective Date of the Plan. The Obligations under the New Senior Secured Notes will be guarantied by Kinston. The New Senior Secured Notes will be due three years following the Effective Date of the Plan and will bear interest at 12% per annum. Interest on the New Senior Secured Notes for the first two years will be paid with additional New Senior Secured Notes unless the Company meets a certain EBITDA threshold set forth in the New Revolving Credit Agreement. Up to $15,000,000 of the New Senior Secured Notes can be prepaid in increments of $1,000,000 during the term of the New Senior Secured Notes if certain average available cash benchmarks contained in the New Revolving Credit Agreement are satisfied. The New Senior Secured Notes contain numerous affirmative and negative covenants and events of default, including a covenant that the Company maintain a minimum net worth as of certain net worth testing dates.

       The Subordinated Foothill Note is for a term of 10 years from the Effective Date of the Plan. The Subordinated Foothill Note will bear interest at 10% per annum payable monthly in arrears, payable in additional subordinated notes; provided, however, that upon final payment in full of all principal, interest, fees and other amounts due on the New Senior Secured Notes current interest on the Subordinated Foothill Note will become payable in cash. The Subordinated Foothill Note is subordinated to Senior Indebtedness, which includes the obligations under the New Revolving Credit Agreement and New Senior Secured Notes. The Subordinated Foothill Note is prepayable upon the sale of all or substantially all of the assets of the Company or a change in control

       Pursuant to the Plan, the holder(s) of claims under the Subordinated Note Agreement will receive on the Effective Date of the Plan 7.75% of the Common Stock.

       Holders of unsecured claims under the Plan will either be paid in full in cash on the Effective Date of the Plan (if their claims are due and payable as of such date) or will be unaffected by the Reorganization Case. Certain other operating expenses of the Company including its obligations in connection with the Fayette Facilities will be unaffected by the Reorganization Case and will remain outstanding following the Reorganization Case.

       Finally, pursuant to the Plan, holders of the Old Common Stock will receive their Pro Rata Share of 20.25% of the Common Stock following a 1-for-5 reverse stock split which will result in each share of Old Common Stock being converted into one-fifth (.2) of a share of Common Stock. (Any fractional shares held by a stockholder will be rounded up to the next greater whole share).

       The New Revolving Credit Agreement will be for a term of three years from the Effective Date of the Plan. The borrowers under the New Revolving Credit Agreement will be the Company and Kinston (if it has not previously been merged into the Company.) The lenders under the New Revolving Credit Agreement will be Foothill Capital Corp. and certain affiliates. The facility will be an asset based revolving credit/letter of credit facility.

       The New Revolving Credit Agreement consists of two facilities, a primary facility in the sum of up to $31,000,000 and an overline facility of up to $4,000,000. The interest rate on the primary facility (the "Base Rate") will be three hundred basis points over the London Interbank Offered Rate except for non-Eurodollar rate advances which will bear interest at the Norwest Bank Minnesota, N.A. prime rate plus 1% per annum, provided, that the Base Rate shall not be less than 7% per annum. The default rate for the primary facility will be the Base Rate plus 3%. The interest rate on the overline facility will be 12% per annum, with a default rate of 13.5% per annum. The fee for letters of credit will be 1.25% per annum, with a default rate of 3.25% per annum, on amounts outstanding under letters of credit, plus issuing bank charges which are projected to be approximately 0.82%. An agency fee of one-half of one percent (.50%) of the maximum credit line will be earned and payable upon the earlier of (i) the issuance of a written letter of commitment and (ii) the initial loan closing. A facility fee of one quarter of one percent(.25%) of the maximum credit line will be charged upon the initial loan closing as well as upon each anniversary of the initial loan closing. An unused line fee of three eighths of one percent (.375%) per annum would be charged per diem and be payable monthly in arrears for the average daily unused portion of the accounts receivable and inventory subline. A collateral management fee of $3,000 is also payable monthly in arrears. A clearance charge of 2 business days' interest will be payable on all of the Company's collections.

       The New Revolving Credit Agreement will be secured by a first lien on the accounts receivable, inventory and cash of the Company and a second priority lien in the other assets of the Company. The priorities of the security interests in the collateral securing the New Revolving Credit Agreement will be governed by an intercreditor agreement among Foothill Capital Corp., IBJ Schroder, Prudential and the lenders under the New Revolving Credit Agreement on the Effective Date of the Plan. The borrowing base under the New Revolving Credit Agreement will be 85% of the Company's eligible accounts receivable plus 63.5% of the Company's eligible inventory. To the extent that amounts outstanding at any time would require inclusion in the borrowing base of eligible inventory in excess of the sum of (i) 40% of raw materials, (ii) 30% of piece goods located on Oneita plants, (iii) 25% of domestic work-in-process, (iv) 55% of finished goods in transit (including in transit from Mexico and Jamaica) and (v) 60% against finished goods, such excess will be deemed to be outstanding under the overline facility. Inventory included in borrowing base cannot exceed 200% of eligible accounts receivable included in borrowing base. All advances are net of customary reserves.

       The New Revolving Credit Agreement contains numerous affirmative and negative covenants and events of default, including a negative covenant that the Company maintain a minimum net worth as of certain net worth testing dates.

       On the Effective Date of the Plan, the Old Revolving Credit Agreement, the Prudential Note Agreement, the Subordinated Note Agreement and all related security agreements and guaranties entered into in connection with each of the foregoing shall be deemed canceled and such agreements and securities, together with all security interests, liens and instruments issued pursuant thereto, shall have no further legal effect other than as evidence of any right to receive distributions under the Plan.

   PRODUCTS, DISTRIBUTION AND THE INDUSTRY

       Oneita manufactures and markets T-shirts and sweatshirts (activewear) for the imprinted sportswear (screenprint) industry. Screen printing consists of imprinting designs, patterns or letters ranging from simple lettering to complex color patterns on apparel. Oneita's T-shirts, in management's opinion, are of high quality because they are heavy in weight, have full cut specifications and possess long-lasting construction features such as shoulder-to-shoulder taping and a seamless tubular collar design.

       During 1995, Oneita expanded its Power 50 Plus line (a premium T-shirt comprised of 60% cotton and 40% polyester), enhanced its "PFD" T-shirt collection (an all-cotton shirt that is re-dyed by customers) and also introduced a new T-shirt, the Power Rib-T. In 1996, the PFD program was further expanded by the offering of the Colorwear Collection, a garment dyed assortment of both old and new styles in new colors. In 1997, the number of activewear product offerings was reduced due to competitive market conditions and in an effort to increase manufacturing efficiency.

       Oneita estimates that branded imprinted T-shirt sales exceed $3.5 billion annually. The market for T-shirts for the screen printing industry is very competitive and is based upon quality, service, price, availability of product and name recognition. Oneita's primary competitors, Fruit of the Loom, Inc., Russell Corporation and Sara Lee Knit Products (a subsidiary of Sara Lee Corporation and the maker of Hanes) are larger, have substantially greater resources and in the aggregate account for a majority of the T-shirt market.

       In 1991, Oneita introduced sweatshirts to its activewear line under the Oneita Power-Sweats label. Oneita sells sweatshirts to the same customers to whom it sells T-shirts and believes that its ability to do so may result in stronger relationships with such customers and the addition of new customers for both T-shirts and sweatshirts. In 1996, the ONEITA'S KIDS(R) line was expanded with new styles of fleecewear and T-shirts and marketed to the imprinted sportswear industry.

       Oneita sells activewear through in-house salespersons to approximately 330 customers located throughout the United States, including 50 distributors. Oneita also sells activewear to distributors in Europe, Canada and the Pacific Rim. Such export sales accounted for approximately $2,000,000 of net sales in both fiscal year 1996 and fiscal year 1997.

       Oneita's business in the past has been seasonal with respect to T-shirt sales to the extent that approximately 50% of annual T-shirt sales have been in the March through June period. Sweatshirts provide a seasonal balance for Oneita since its customers tend to stock higher levels of T-shirts in the spring and summer months and higher levels of sweatshirts in the fall and winter months.

       Historically, Oneita has manufactured and sold private label cotton and cotton blend layette and playwear for infants and toddlers. Layette is apparel for newborns while playwear is apparel for infants and toddlers up to 36 months of age. In fiscal 1996 and 1997, net sales of infantswear under Oneita's own brand names accounted for less than 5% of its total infantswear sales. Oneita sells its private label infantswear to substantially all of the major department store chains and major retail chain stores.

       Oneita has redirected its infantswear sales efforts by de-emphasizing small orders and higher priced playwear and concentrating on sales of layette and basic infantswear to larger customers, including mass merchandisers. Oneita markets infantswear primarily through in-house salespeople.

       The infantswear market is highly competitive and consists of companies, including William H. Carter, Gerber Products Company and Oshkosh B'Gosh, Inc., which are larger and have substantially greater market share and resources than Oneita. Oneita believes that it compares favorably with other manufacturers of private label products as well as with other manufacturers of high quality brand name infantswear on the basis of quality, service, price and availability of product.

   MANUFACTURING

       Oneita's historical strategy has been to decrease costs by operating its facilities at maximum capacity and, from time to time, using outside contractors to meet increased customer demand.

       Oneita's manufacturing operations consist of knitting, bleaching and dyeing, cutting and sewing, and packaging. Oneita's operations begin with raw yarns. The yarn is knitted into four basic fabric constructions (jersey, fleece, rib and interlock) from which Oneita produces its products. The knitted fabric is batched in lots for bleaching or scoured and dyed in a variety of both pressure and atmospheric vessels for color, consistency and quality. Next, the finishing operation sets the width and length and pre-shrinks the fabric. The finished fabric lots are then transported to a cutting operation which cuts specific garment parts such as sleeves, collars, cuffs and bodies for sewing. The cut parts are then sewn together in an assembly line. Various sewing thread, stitches, trims and colors are mixed and matched for desired styling. The finished garments are inspected, folded and packaged. Quality assurance systems are utilized throughout the manufacturing process to check raw materials, in-process inventories and finished products.

       In December 1995, Oneita consolidated its five activewear warehouse locations in South Carolina to one warehouse near Atlanta, Georgia. During fiscal 1996, Oneita closed two manufacturing plants located in South Carolina as part of a restructuring plan to streamline and consolidate its manufacturing operations. The consolidation, as well as new state of the art material handling equipment, has reduced transportation costs and lead times.

       Oneita has an on-going program to modernize its manufacturing facilities through the addition of technologically advanced equipment. Since 1993, Oneita has added approximately $48,000,000 of technologically advanced machinery and equipment. These expenditures are designed to increase manufacturing efficiencies and reduce operating costs. In September 1997, Oneita also began implementing a major consolidation of its manufacturing operations in an effort to further reduce production costs. Pursuant to the consolidation plan, Oneita is closing its knitting facility in Kinston, North Carolina, which is leased pursuant to a lease agreement expiring on April 30, 1998, moving its knitting operations and most of its machinery and equipment from the Kinston facility to the Sterilon Facility and refurbishing a new knitting room at the Sterilon Facility. At the same time, Oneita is moving its cutting and automated sewing operations currently located at the Sterilon Facility to the Spindale Facility and moving its machinery and equipment from the Sterilon Facility to the Spindale Facility. Finally, Oneita is moving its non-automated garment assembly operations and machinery and equipment from the Spindale Facility to the assembly facilities operated by its subsidiaries in Mexico and Jamaica and renovating these facilities. Much of the work with respect to this consolidation was implemented prior to the Petition Date.

       Oneita anticipates that the consolidation of its manufacturing operations will be substantially completed by April 1998. Following the closure of the Kinston and Andrews facilities, Oneita will have six remaining manufacturing facilities located in South Carolina, Alabama, Jamaica and Mexico. The costs of Oneita's planned consolidation are estimated to total $15,281,990, including net cash expenditures of $7,829,515. Most of these costs were incurred prior to the Petition Date. Oneita expects that the consolidation will reduce operating costs by $17,000,000 per year.

       Oneita has also reduced and consolidated its administrative and supervisory staff in the last two fiscal years by 340 persons in an effort to reduce costs.

       Simultaneously with the commencement of the Reorganization Case, Oneita filed a motion for authority to pay any prepetition expenses related to the consolidation of its operations and to continue to implement the consolidation program.

   MAJOR CUSTOMERS

       Net Sales to Oneita's ten largest customers for the fiscal year ended September 27, 1997 accounted for approximately 50% of Oneita's total sales for such period. One customer, SanMar Corporation, a distributor of activewear for screen printing, accounted for approximately 17% of total net sales in fiscal year 1997. Net sales to Oneita's five largest activewear customers in fiscal year 1997 accounted for approximately 34% of Oneita's total net sales. Net sales to Oneita's five largest infantswear customers for fiscal year 1997 accounted for approximately 11% of Oneita's total net sales.

   EFFECT OF IMPORTS

       In November 1994, the United States Congress approved the North American Free Trade Agreement ("NAFTA"), which is intended to eliminate barriers to trade among the United States, Canada and Mexico over a ten year period. In December 1994, the Uruguay round of negotiations under the auspices of the General Agreement on Tariffs and Trade ("GATT") was concluded. GATT will require that quotas on apparel and textile products be phased out over a ten year period and tariffs on such products be reduced by approximately 11% over the same ten year period. Oneita is unable to determine at this time what effect, if any, changes resulting from NAFTA and GATT may have on its business, operations or financial condition. The Company believes import competition will increase and accelerate as quota are phased out.

       Over the last several years, the Company, as well as other domestic apparel manufacturers, moved much of its sewing operations offshore to reduce costs and compete with increased import competition that is resulting from the trade agreements mentioned above. The Company expects that in fiscal year 1998 substantially all of its T-shirts will be sewn in its offshore plants. The Company believes that its fiscal year 1997 consolidation of operations will combine low cost textile manufacturing in the United States with the sewing of most of its products offshore so that the Company can continue to be competitive.

   RAW MATERIALS

       The principal raw materials used in Oneita's products are cotton and cotton-blend yarns. These yarns are readily available from numerous domestic and foreign suppliers. Market prices of cotton and cotton-blend yarns fluctuate from time to time. In previous years, Oneita has purchased quantities of these yarns under supply contracts generally at fixed prices with various expiration dates. Oneita is not currently a party to any significant supply contracts for these cotton yarns; instead, it purchases most of its current requirements within the spot market at more favorable prices. Oneita may enter into yarn contracts in the future depending on anticipated market prices. For the fiscal year ended September 27, 1997, Oneita purchased approximately 69% of its yarn from Avondale, which currently owns 24.8% of the Old Common Stock and will own approximately 5.0% of the Common Stock if the Plan is confirmed. Other raw materials, such as chemicals, dyes and packaging materials, are purchased on the open market. The sources and availability of these materials are believed to be adequate to meet present needs.

   BACKLOG

       Oneita's backlog of unfilled orders was approximately $13,100,000 as of December 27, 1997, compared with approximately $11,600,000 as of September 27, 1997, and approximately $17,000,000 as of September 28, 1996. The amount of unfilled orders at a particular time is affected by a number of factors. Accordingly, the amount of unfilled orders may not be indicative of eventual shipments.

   TRADEMARKS AND LICENSES

       Oneita has registered the Oneita Power-T(R), Oneita Power 50 Plus(R), Soupcon(R), ONEITA'S KIDS(R) and Oneita Power-Sweats(R) trademarks and certain other trademarks. The expiration dates of these trademarks range from July 2006 to December 2008. The loss of certain of these trademarks would have a material adverse effect upon Oneita's business.

   EMPLOYEES AND EMPLOYEE RELATED AGREEMENTS

       As of September 27, 1997, Oneita, together with its non-debtor subsidiaries, had approximately 2,450 full time employees. Approximately 100 of the employees at the Andrews Textile Facility who are involved in manufacturing operations are covered by the Andrews Collective Bargaining Agreement, which expires in October 1998. Oneita intends to seek to assume the Andrews Collective Bargaining Agreement in the Reorganization Case pursuant to Section 365 of the Bankruptcy Code.

       Oneita provides eligible employees the opportunity to participate in its 401k Plan. Pursuant to the 401k Plan, participants are permitted to contribute a portion of their salary to the 401k Plan on either a pre-tax or an after-tax basis. Oneita matches a portion of the plan participants' pre-tax contributions, makes an additional contribution which is shared pro rata by the plan participants and pays the fees associated with the operation and administration of the 401k plan. The 401k Plan is administered by a Plan Committee appointed by Oneita's Board of Directors. Pursuant to the 401k Plan, Oneita indemnifies the Plan Committee and its officers and directors in connection with actions with respect to the 401k Plan. Oneita may amend or terminate the 401k Plan or discontinue its contributions under the 401k Plan at any time. The 401k Plan assets are held and invested by a Trustee, Vanguard Fiduciary Trust Company, pursuant to the Trust Agreement and the VISTA Select Recordkeeping and Service Fee Agreement. The amount of Oneita contributions to the 401k Plan for fiscal year 1997, which contributions will become due in fiscal year 1998, are not yet known. As part of the Reorganization Case, Oneita intends to seek to assume the 401k Plan (to the extent it is an executory contract), as well as the agreements related thereto, pursuant to Section 365 of the Bankruptcy Code.

       Oneita also maintained a self-insured vision plan for certain employees. The plan was administered by VSP of the Southeast, Inc., pursuant to an agreement dated as of November 1, 1993. This plan was terminated by Oneita effective November 1, 1997.

       Oneita maintains self-insured medical, dental and short-term disability insurance plans for certain employees. The plans are administered by Blue Cross and Blue Shield of South Carolina pursuant to an agreement dated August 1, 1996. Pursuant to such agreement, Blue Cross and Blue Shield of South Carolina provides stop-loss insurance coverage under the medical and dental plans in the event that claims exceed a certain amount. The agreement with Blue Cross and Blue Shield of South Carolina automatically renews each year for an additional year but may be canceled by either party upon thirty-one
   (31) days written notice. Oneita intends to seek to assume the agreement with Blue Cross and Blue Shield of South Carolina with respect to the medical and disability plans in the Reorganization Case pursuant to Section 365 of the Bankruptcy Code. Oneita terminated its dental coverage effective November 1, 1997.

       Oneita maintains a Group Term Life Policy for certain employees with The Canada Life Assurance Company. The policy renews annually unless terminated. The Canada Life Assurance Company must provide Oneita thirty-one (31) days notice of termination. Oneita intends to seek to assume the agreement with The Canada Life Assurance Company in the Reorganization Case pursuant to
   Section 365 of the Bankruptcy Code.

       In addition, Oneita maintains a Long-Term Disability Insurance Policy with Continental Casualty Company. Oneita intends to seek to assume the agreement with Continental Casualty Company in the Reorganization Case pursuant to Section 365 of the Bankruptcy Code.

       Oneita also maintains a Directors and Officers Insurance Policy with the National Union Fire Insurance Company of Pittsburgh, PA. On or before April 1998, Oneita will either: (a) reject this agreement in part and cover its current officers and directors under a "tail policy" with National Union Fire Insurance Company of Pittsburgh, PA from any claims made after the Effective Date for any acts or omissions in their respective capacities taking place prior to the Effective Date, and purchase a new policy for the directors and officers of Reorganized Oneita to take effect on the Effective Date, or (b) seek to assume the existing agreement with the National Union Fire Insurance Company of Pittsburgh, PA in the Reorganization Case pursuant to Section 365 of the Bankruptcy Code.

   RELATIONSHIP WITH AVONDALE

       Avondale, a company with in excess of one billion dollars in annual revenues, has historically been Oneita's largest supplier of cotton and cotton-blend yarns. For the fiscal year ended September 27, 1997, Oneita purchased approximately 69% of its yarn totaling $31,000,000 from Avondale.

       In January 1996, Avondale and Gintel each loaned Oneita the sum of $7,500,000 on a subordinated basis pursuant to a note purchase agreement. In February 1996, Jack R. Altherr, Jr., Avondale's Vice Chairman and Chief Financial Officer, was elected to Oneita's Board of Directors at Oneita's annual meeting. In August 1996, the $7,500,000 debt to Avondale was converted into approximately 2.2 million shares of Old Common Stock, representing 24.8% of the then outstanding common stock of Oneita. As part of the conversion of Avondale's subordinated debt to equity, G. Stephen Felker, Avondale's Chairman and Chief Executive Officer, was appointed to Oneita's Board of Directors, and Avondale agreed that it would not increase its stake in Oneita beyond 35% for a period of three years without prior approval of Oneita's Board of Directors. In addition, C. Michael Billingsley, Oneita's current President, Chief Executive Officer and a member of the Board of Directors since approximately March 1996, was prior thereto the President of Avondale's yarn division. Finally, John G. Hudson, a current director of Oneita, is the former President and Chief Operating Officer of Avondale.

   PROPERTIES

       As of January 23, 1998, Oneita occupied manufacturing, general office and warehouse facilities in Alabama, Georgia, New York, North Carolina and South Carolina. In addition, certain of Oneita's non-debtor subsidiaries lease facilities in Jamaica and Mexico. Approximately 550,000 square feet of the space occupied by Oneita and its non-debtor subsidiaries is leased. The following is a summary of Oneita's facilities:

       Leased Facilities

                  I. Charleston, South Carolina. Oneita leases approximately 27,000 square feet of space in Charleston, South Carolina which it uses for its executive offices. These premises are leased through September 30, 2004 at an annual rental of $404,000. Oneita has an option to renew the lease for two additional five-year periods.

                  II. Andrews, South Carolina. Oneita leases a 3,300 square foot showroom in Andrews, South Carolina. These premises are leased through June 30, 1998 at an annual rental of $21,000. Oneita has an option to renew this lease for one five-year period.

                  III. Atlanta, Georgia. Oneita leases approximately 412,000 square feet of space in Atlanta, Georgia which it uses as a distribution center. This facility is leased through November 30, 1999 at an annual rental of $966,000. Oneita has an option to renew this lease for one five-year period.

                  IV. Kinston, North Carolina. Oneita leases approximately 114,000 square feet of space in Kinston, North Carolina which it uses as a manufacturing facility. This facility is leased through April 30, 1998 at an annual rental of $285,000.

                  V. Birmingham, Alabama. Oneita leases approximately 2,200 square feet of office space in Birmingham, Alabama which it uses for executive offices. These premises are leased through August 1998 at an annual rental of $36,000.

                  VI. New York, New York. Oneita leases approximately 4,000 square feet of office space in New York, New York which it uses as a sales office. These premises are leased through April 2000 at an annual rental of $95,000.

   Oneita intends to seek to assume all of the foregoing leases, except the lease of the Andrews, South Carolina showroom, in the Reorganization Case pursuant to Section 365 of the Bankruptcy Code.

       Owned Facilities

                  I. Cullman, Alabama. Oneita owns a 177,000 square foot manufacturing and distribution facility located in Cullman, Alabama. Oneita's infantswear operations are located at this facility.

                  II. Fayette, Alabama. Oneita owns (subject to satisfaction of the two outstanding industrial development bond issues in the amount of $10,000,000) the Fayette Facilities located in Fayette, Alabama, which have a total square footage of 220,000, and which it uses for manufacturing.

                  III. Andrews, South Carolina. Oneita owns the Andrews Textile Facility, consisting of 122,000 square feet, and located in Andrews, South Carolina. Oneita also owns a 150,000 square foot distribution facility in Andrews, South Carolina comprised of two buildings located on 6.9 acres which it no longer uses and which it is attempting to sell.

   EQUIPMENT LEASES

       As of January 23, 1998, Oneita was a lessee under the following equipment leases pursuant to which Oneita leased various manufacturing and office equipment for its facilities in North Carolina, South Carolina, Alabama and
   Georgia:

       I. Master Lease and Lease Schedules 07-006-00211-05 and 07-006-00211-06 dated June 29, 1990, and Lease Schedules 07-006-00211-08 and 07-006-0211-09
   dated April 2, 1991, between Oneita and Trust Company Bank, pursuant to which Oneita leases certain manufacturing equipment for the Andrews Textile Facility.

       II. Lease Commitment dated April 22, 1991, Master Lease and Lease Schedules #1 and #2 dated July 19, 1991, and Lease Schedule #3 dated April 29, 1992, between Oneita and MetLife Capital Credit Corporation, pursuant to which Oneita leases certain apparel manufacturing and other equipment for its facilities in Kinston, North Carolina, Cullman, Alabama and the Andrews Textile Facility.

       III. Lease Commitment dated June 25, 1992, Lease Schedules #1, #2 and #3 dated October 5, 1992, Lease Schedules #1A #4, #5 and #6 dated December 30, 1992, Lease Schedules #7 and #8 dated March 26, 1993, Lease Schedule #9 dated May 7, 1993, and Lease Schedules #10 and #11 dated July 5, 1993, between Oneita and NationsBanc Leasing Corporation, pursuant to which Oneita leases certain knitting, sewing, dyeing, cutting and other machines for its facilities in Kinston, North Carolina, Cullman, Alabama and the Andrews Textile Facility.

       IV. Lease Commitment dated April 6, 1994, and Lease Schedules #1, #2, #3 and #4 dated July 25, 1994, between Oneita and First Union Commercial Corporation, pursuant to which Oneita leases certain knitting, sewing and cutting machines for the Andrews Textile Facility, the Fayette Facilities and its facility in Kinston, North Carolina.

       V. Lease Agreement dated December 15, 1994 between Oneita and Sun Data, Inc., pursuant to which Oneita leases certain computer equipment and accessories for its administrative offices in Charleston, South Carolina.

       VI. Lease Commitment dated June 7, 1995, and Lease Schedules #1, #2 and #3 dated July 17, 1995, between Oneita and First Union Commercial Corporation, pursuant to which Oneita leases certain knitting machines for its facility in Kinston, North Carolina, forklifts for its distribution center in Atlanta, Georgia and sewing equipment for the Fayette Facilities.

       VII. Master Lease dated May 30, 1996 between Oneita and Richlund Capital, Inc., pursuant to which Oneita leases certain computer equipment and accessories for the Andrews Textile Facility, the Fayette Facilities, its manufacturing facilities in Kinston, North Carolina and Cullman, Alabama and its distribution center in Atlanta, Georgia.

       VIII. Master Lease dated March 13, 1997 and Lease Schedules #213301 and #213302 dated March 18, 1997, between Oneita and Kronos Incorporated, pursuant to which Oneita leases certain computer equipment for the Sterilon Facility and its facility located in Cullman, Alabama.

   ENVIRONMENTAL MATTERS

       In the normal operation of its business, Oneita routinely handles, stores, and/or disposes of paint products, fuel oil, natural gas, dyes and cleaning products which may be considered hazardous materials. Additionally, materials containing non-friable asbestos are present at the Andrews Textile Facility. The following is a discussion of Oneita's environmental matters:

       Andrews, South Carolina. In 1991, Oneita discontinued use of three wastewater lagoons at the Andrews Textile Facility which were not in compliance with South Carolina environmental regulations. Oneita has completely closed these areas and has received verbal notification from the South Carolina Department of Health and Environmental Control (the "SCDHEC") that no further action will be required with respect to these areas. In addition, Oneita and the SCDHEC are currently negotiating the terms of a Consent Order, pursuant to which Oneita will complete voluntary remediation efforts at its former distribution facility in Andrews, South Carolina. The remediation involves removing dirt and treating groundwater which Oneita believes were contaminated by dry cleaning materials used by Oneita at this facility in 1984 and 1985. Oneita estimates that as of the Petition Date approximately $8,000 is due with respect to voluntary remediation efforts undertaken before the Petition Date. Oneita expects to reach an agreement with the SCDHEC and intends to seek authority in the Reorganization Case to enter into a final Consent Order relating to this facility and to complete remediation efforts in compliance with the terms of such final Consent Order and applicable regulations.

       Fingerville, South Carolina. In 1997, Oneita sold its manufacturing facility located in Fingerville, South Carolina. This facility included an industrial wastewater treatment plant which Oneita had operated pursuant to a permit issued by the SCDHEC allowing it to release discharge from the plant as effluent into the North Pacolet River. After the sale of the facility, Oneita continued to operate the plant to accommodate the approximately 50 families residing in the Fingerville community, to whom Oneita had provided sewer services through the plant. Oneita estimates that the total cost of closing down the industrial system will be approximately $50,000, which costs will be incurred between the Petition Date and March 1998. The contract of sale of the Fingerville facility required the buyers to apply for a renewal of the SCDHEC effluent permit in their own names. In November 1997, however, Oneita was notified that the SCDHEC effluent permit would not be renewed and that Oneita would be required to close the plant before the permit expired at the end of March 1998. Oneita intends to close the plant in accordance with applicable environmental regulations and has entered into an agreement with the Spartanburg Sanitary Sewer District (the "District") to replace the plant with a smaller wastewater treatment plant more suitable to the needs of the Fingerville residents, which upon completion will be owned and operated by the District. Oneita estimates that as of the Petition Date approximately $20,000 is owed in connection with closing the industrial system and constructing and installing the residential system. The buyers of the Fingerville facility have been notified of the additional work required of Oneita with respect to this location and of Oneita's reservation of all rights against the buyers in connection therewith.

       Fayette, Alabama. On April 23, 1997, Oneita entered into a Consent Order with the Alabama Department of Environmental Management regarding wastewater treatment and monitoring at the Sterilon Facility. Oneita has taken steps to comply with the terms of the Consent Order, and does not owe any penalty thereunder for the period prior to the Petition Date. Oneita has also begun the process of constructing, testing and installing a color filtration system in order to ensure that its dyeing operations at the Sterilon Facility will operate in compliance with the Consent Order. Oneita will request authorization in the Reorganization Case to pay any amounts owed with respect to the construction, testing or installation of the color filtration system incurred before the commencement of the Reorganization Case. Oneita estimates this amount to be less than $100,000. Oneita expects to be in compliance with the Consent Order and with applicable regulations within the time period set forth in the Consent Order.

       Charlotte, North Carolina. Prior to 1996, Oneita had disposed of oily wastewater at a site in Charlotte, North Carolina (the "Cherokee Resources
   Site), which was subsequently designated by the United States Environmental Protection Agency (the "EPA") as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980. In 1996, Oneita was notified that it had been named as a Potentially Responsible Person ("PRP") with respect to the Cherokee Resources Site. The Cherokee Resources Site was owned by third parties unrelated to Oneita and was never owned or leased by Oneita. Oneita's obligations with respect to this site have been settled pursuant to the terms of a Partial Consent Decree entered by the United States District Court for the Western District of North Carolina in August 1997 after negotiations between the major PRP's and the EPA.

       Simultaneous with the commencement of the Reorganization Case, Oneita has filed a motion for authority to pay any prepetition environmental related expenses and to continue to perform its obligations under the environmental agreements referenced above.

   LEGAL PROCEEDINGS

       The Company is not a party to any material pending legal proceedings.



                                   MANAGEMENT

   DIRECTORS AND EXECUTIVE OFFICERS

       In connection with the Reorganization Case, five new members of the Board of Directors shall be appointed pursuant to the Confirmation Order but will not take office or be deemed appointed until the Effective Date. Two members of the Company's current Board of Directors will continue in office and those not continuing in office shall be deemed removed as of the Effective Date. By consenting to the Plan, the Company's current debtholders have agreed to vote for the election to the Board of Directors of the persons listed below as directors. The current executive officers of the Company will continue to serve as executive officers. On the Effective Date, the directors and executive officers of the Company will be as follows:

             NAME                      AGE         POSITION(S) WITH THE COMPANY
             ----                      ---         ----------------------------
   C. Michael Billingsley              46          President, Chief Executive
                                                   Officer and Director
   William H. Boyd                     51          Vice President-Administration and Treasurer
   Edward I. Kramer                    62          Secretary
   Albert Fried, Jr.                   67          Director
   Kevin S. Flannery                   53          Director
   Michael Bernstein                   54          Director
   Grant Beadle                        65          Director
   Michael T. Yonker                   55          Director
   John G. Hudson                      72          Director


       Mr. C. Michael Billingsley, a director of the Company since March 1996, has been President and Chief Executive Officer of the Company since March 1996. Prior to joining the Company, from July 1990 to March 1996, Mr. Billingsley was Corporate Vice President of Avondale Mills, Inc. and President of Avondale Yarns. See "Certain Transactions".

       Mr. William H. Boyd, Vice President-Administration since January 1986 and Treasurer since September 1994, has been employed by the Company in various accounting and financial positions since August 1982.

       Mr. Edward I. Kramer, has been a practicing attorney in the State of New York since 1960, and is a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., counsel to the Company. Mr. Kramer was appointed Secretary in August 1988. See "Certain Transactions".

       Mr. Albert Fried will be a director of the Company from the Effective Date. For more than the past five years, Mr. Fried has been a managing member of Albert Fried & Co. LLC, a New York Stock Exchange broker/dealer and the Chairman of the Board and a director of Portec, Inc., a producer of engineered products for railroad, construction and materials handling industries. Mr. Fried is also a director of Emcor Group Inc. Mr. Fried previously served as Vice Chairman of the Board of the Company from October 1993 until February 1996.

       Mr. Kevin S. Flannery will be a director of the Company from the Effective Date. Mr. Flannery has been Executive Vice President of Dominick & Dominick, an investment company, since December 1997 and prior thereto, from May 1993, was President and a director of Whelan Management Corp., also an investment company. Mr. Flannery continues to be a director of Whelan Management Corp. and is also a director of Geneva Steel Company.

       Mr. Michael Bernstein will be a director of the Company from the Effective Date. For more than the past five years, Mr. Bernstein has been President and Chief Executive Officer of Crown Craft, Inc., a textile manufacturing company.

       Mr. Grant Beadle will be a director of the Company from the Effective Date. Prior to his retirement in 1994, Mr. Beadle was an Associate Director of Northwestern University. Mr. Beadle is also director of Woodward Governor Company, Portec, Inc. and William Blair Mutual Funds.

       Mr. Michael T. Yonker will be a director of the Company from the Effective Date. For more than the past five years, Mr. Yonker has been President, Chief Executive Officer and a director of Portec, Inc. Mr. Yonker is also director of Woodward Governor Company and Modine Manufacturing Company.

       Mr. John G. Hudson, a director of the Company since December 1993, was President and Chief Operating Officer of Avondale Mills, Inc. from 1986 through 1990. Mr. Hudson is also a director of West Point Stevens, Inc.

   EXECUTIVE COMPENSATION

       The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer, one other executive officer, and two former executive officers whose total annual salary and bonus equaled or exceeded $100,000 for services rendered for the fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995 except as listed below.

                           SUMMARY COMPENSATION TABLE
               (In thousands, except per share and share amounts)

                                                                                    LONG-TERM  COMPENSATION
                                                 ANNUAL COMPENSATION (1)          STOCK
                                            FISCAL                                OPTION           ALL OTHER
   NAME AND PRINCIPAL POSITION               YEAR     SALARY          BONUS       AWARDS #        COMPENSATION (2)
   ---------------------------               ----     ------          -----       --------        ----------------
   C. Michael Billingsley                    1997      $300            $50        120,000               $1.2
     Chief Executive Officer                 1996       156             50             --                 .6
                                             1995        --             --             --                 --

   William H. Boyd                           1997      $108             --          5,000               $1.4
     Vice President, Treasurer               1996       108             --             --                1.5
                                             1995       107             --          2,000                1.5

   (1) No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50.0 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

   (2) All Other Compensation includes (a) for fiscal 1997, $1.2 and $0.8 of premiums paid by the Company in respect of term life insurance policies on each of Messrs. Billingsley and Boyd, and $0.6 contributed by the Company to Mr. Boyd's account pursuant to the Company's 401(k) Savings Plan, (b) for fiscal 1996, $0.6 and $0.8 of premiums paid by the Company in respect of term life insurance policies on each of Messrs. Billingsley and Boyd, and $0.7 contributed by the Company to Mr. Boyd's account pursuant to the Company's 401(k) Savings Plan, and (c) for fiscal 1995, $0.8 of premium paid by the Company in respect of term life insurance policy on Mr. Boyd and $0.7 contributed by the Company to Mr. Boyd's account pursuant to the Company's 401(k) Savings Plan.

   STOCK OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth all stock option grants to the executive officers named in the "Summary Compensation Table" during the fiscal year ended September 27, 1997:

                                                        INDIVIDUAL GRANTS
                               -------------------------------------------------------------
                                                  % OF TOTAL
                                 NUMBER OF        OPTIONS                                       POTENTIAL REALIZABLE VALUE AT
                                  SHARES          GRANTED TO                                        ASSUMED ANNUAL RATES OF
                                UNDERLYING        EMPLOYEES                                         STOCK PRICE APPRECIATION
                                 OPTIONS          IN FISCAL        EXERCISE        EXPIRATION             FOR OPTION TERM
     NAME                        GRANTED            YEAR         PRICE ($/SH)         DATE             5%                10%
     ----                        -------            ----         ------------         ----             --                ---
   C. Michael Billingsley        120,000            70.6%         $1.75-$3.75        2/27/02            $0              $0
   William H. Boyd                 5,000             2.9%            $1.75           2/27/02            $0              $0

     (1)   All grants are under the Company's stock option plans.
     (2) Grants were made in fiscal 1997 at the market value of the Company's Old Common Stock on the date of grant. Grants vest for Mr. Billingsley at 16,667 at date of grant, 51,667 after one year and 51,666 after two years. All other grants vest 50% one year after date of grant and the remaining balance two years after date of grant.
     (3) Total options granted to employees in fiscal 1997 were 170,000 shares of Old Common Stock.

   AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
   FISCAL YEAR-END OPTION/SAR VALUES

       No stock options were exercised during fiscal 1997. The following table sets forth all unexercised stock option grants to the executive officers named in the "Summary Compensation Table" as of September 27, 1997.

                                                                                               VALUE OF UNEXERCISED
                                                                                                   IN-THE-MONEY
                                SHARES                         NUMBER OF UNEXERCISED                OPTIONS AT
                              ACQUIRED ON      VALUE         OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END (2)
   NAME                        EXERCISE      REALIZED(1)    EXERCISABLE    UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
   ----                        --------      -----------    -----------    -------------      -----------  -------------
   C. Michael Billingsley .       --             --            16,667        103,333              --           --
   William H. Boyd ........       --             --             6,050          5,000              --           --

   (1) Values are calculated by subtracting the exercise price from the fair market value of the Common Stock as of the exercise date.

   (2) Based upon the closing price of the Company's Old Common Stock of $0.6875 on September 27, 1997.



   EXECUTIVE MANAGEMENT INCENTIVE PROGRAM

       The Company has an executive management incentive program which is intended to provide financial incentives to senior management and other key employees, as defined, of the Company upon meeting certain predetermined objectives. These objectives include the Company attaining certain levels of earnings and eligible employees achieving individual performance goals as determined by the Board of Directors. The Board of Directors, in its sole discretion, shall determine those employees eligible for the executive management incentive program at the beginning of each year.

       For the fiscal year ended September 27, 1997, approximately 20 employees were eligible to participate in the executive management incentive program. No amounts have been or will be paid under the executive management incentive program for the fiscal year ended September 27, 1997.

   401(k) SAVINGS PLAN

       The Company sponsors a retirement plan (the "401(k) Savings Plan") intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. All employees over age 21 who have completed at least 1,000 hours in their first year of employment by the Company are eligible to participate in the 401(k) Savings Plan. Employees may contribute to the 401(k) Savings Plan on a tax deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Code ($9,500 in calendar 1997). The Company matches all employee contributions up to $500 per year per employee, and all Company contributions are fully vested. As of September 27, 1997, approximately 1,300 employees had elected to participate in the 401(k) Savings Plan. For the fiscal year ended September 27, 1997, the Company contribution is approximately $350,000 to the 401(k) Savings Plan, of which $500 was a contribution for Mr. Boyd.

       Effective May 1, 1993, the Company's profit sharing plan was merged with and into the 401(k) Savings Plan, and now operates as part of the 401(k) Savings Plan. For each plan year, the Company contributes to the profit sharing component of the 401(k) Savings Plan an amount equal to the lesser of
   (a) $450,000 (b) the greater of (i) 3.765% of its net income, as defined, for the fiscal year ending during such plan year, or (ii) $120,000 (c) 15% of that year's participants' earnings plus any available carryover from prior years or (d) the maximum amount permitted by law based on available or accrued profits. Employees may also contribute one to ten percent (in whole multiples) of their earnings to the profit sharing component of the 401(k)Savings Plan, up to a maximum of (i) 25% of compensation for the plan year, or (ii) $30,000. All Company contributions are fully vested and are allocated to employees' accounts proportionally based on their respective earnings, up to a maximum of $20,000 per year per participant.

   STOCK PLANS

       Pursuant to the Plan, Oneita intends to reject the issued and outstanding options to purchase shares of Old Common Stock.

   Stock Option Plan

       Under the Company's Stock Option Plan (the "Option Plan"), key employees, directors and officers may be granted options to purchase an aggregate of 514,652 shares of the Company's Old Common Stock. The term "key employees" includes employees whose judgment, initiative and efforts are deemed valuable for the successful conduct and development of the Company's business. The Option Plan is administered by the Compensation Committee (the "Committee"), consisting of at least three members of the Board of Directors. The Committee, subject to provisions in the Option Plan, will designate, in its discretion, which persons are to be granted options, the number of shares subject to each option, the number of options to be granted and the period of each option. Each recipient must be an employee of the Company at the time of grant and throughout the period ending on the day three months before the date of exercise. Under the terms of the Option Plan, the exercise price of the shares subject to each option granted will be not less than 100% of the fair market value at the date of grant, or 110% of such fair market value for options granted to any employee or director who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. Adjustments will be made to the purchase price in the event of stock dividends, corporate reorganizations, or similar events. During fiscal 1997, 85,000 options were granted under the Option Plan. As of September 27, 1997, options to purchase 53,413 shares of Old Common Stock were exercisable and options to purchase 215,881 shares of Old Common Stock have been exercised.

   Non-Qualified Stock Option Plan

       In February 1990, the Company's stockholders approved a Non-Qualified Stock Option Plan (the "Non-Qualified Plan") which covers 453,876 shares of the Company's Old Common Stock. The options become exercisable in installments as determined at the time of grant by the Board of Directors. During fiscal 1997, 85,000 options were granted under the Non-Qualified Plan. As of September 27, 1997, options to purchase 115,554 shares of Old Common Stock were exercisable, and 57,040 options to purchase Old Common Stock had been exercised.

   Outside Director Stock Option Plan

       In February 1995, the Company's stockholders approved an Outside Director Stock Option Plan (the "Director Plan") which covers 60,000 shares of the Company's Old Common Stock and became effective November 15, 1994. All directors of the Company who are not employees of the Company, of which there are presently six (6), are eligible to participate in the Director Plan. The Director Plan is administered by the Board of Directors. Under the Director Plan, each non-employee director annually is granted options to purchase 2,000 shares of Old Common Stock at a price equal to the fair market value on the date of grant. During fiscal 1997, the Company granted options to purchase 12,000 shares of Old Common Stock at an exercise price of $1.75.

   Employee Stock Purchase Plan

       In February 1996, the Company's stockholders approved an Employee Stock Purchase Plan (the "Stock Purchase Plan") which makes available 250,000 shares of the Company's Old Common Stock for purchase by eligible employees of the Company and certain of its subsidiaries. An eligible employee may elect to participate in the Stock Purchase Plan by authorizing limited payroll deductions to be applied to the purchase of Old Common Stock. As of September 27, 1997, the Stock Purchase Plan had not yet been implemented.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee of the Company's Board of Directors consisted during fiscal 1997 of Messrs. Hudson (Chairman), Gintel, Gross, and Moore. Mr. Gintel resigned as a director and as Chairman of the Board of the Company on August 8, 1997. In January 1996, the Company issued 10% subordinated notes to Robert M. Gintel in the aggregate principal amount of $7,500,000 maturing February 26, 1999, concurrent with the funding of the Company's new bank credit facility. The notes payable to Mr. Gintel are subordinated to the Company's bank debt and certain other senior debt. In addition, in connection with the issuance of one of the notes to Robert M. Gintel, the Company issued to Robert M. Gintel a warrant to purchase up to 125,000 shares of Common Stock at $7.00 per share. The issuance of such warrant was approved by stockholders of the Company in February 1996. The proceeds from issuance of the subordinated notes have been used for working capital and capital expenditures. During fiscal 1996, the Company determined not to proceed with a proposed rights offering of Common Stock which had been intended to repay 50% of the subordinated notes payable to Mr. Gintel.

   CERTAIN TRANSACTIONS

       In January 1996, the Company issued 10% subordinated notes to Avondale Mills, Inc. and Robert M. Gintel in the aggregate principal amount of $15,000,000 maturing February 26, 1999, concurrently with the funding of the Company's new bank credit facility. In August 1996, the note issued to Avondale Mills, Inc., in the principal amount of $7,500,000, along with accrued interest thereon, was converted into 2,270,833 shares of Old Common Stock of the Company at a rate of $3.50 principal amount of notes per share of Old Common Stock in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2)thereof. The remaining notes payable to Mr. Gintel are subordinated to the Company's bank debt and certain other senior debt. The proceeds from issuance of the subordinated notes have been used for working capital and capital expenditures. During fiscal 1996, the Company determined not to proceed with a proposed rights offering of Old Common Stock which had been intended to repay the subordinated notes issued to Avondale Mills Inc. and 50% of the subordinated notes payable to Mr. Gintel. In addition, in connection with the issuance of one of the notes to Robert M. Gintel, the Company issued to Robert M. Gintel a warrant to purchase up to 125,000 shares of Old

   Common Stock at $7.00 per share. The issuance of such warrant was approved by stockholders of the Company in February 1996.

       During fiscal year 1997, the Company made purchases totaling approximately $31,000,000 of yarn and other raw materials from Avondale Mills, Inc. Messrs. Altherr, Jr. and Felker are directors of the Company and are directors and executive officers of Avondale Mills, Inc. C. Michael Billingsley, the Company's President and Chief Executive Officer, is a former executive officer of Avondale Mills, Inc. John G. Hudson, a director of the Company, is a former President and Chief Operating Officer of Avondale Mills, Inc.

                       PRINCIPAL AND SELLING STOCKHOLDERS

       The following table sets forth the indicated information as of the date of this Prospectus with respect to the beneficial ownership of the Company's securities by: (i) each director and named executive officer of the Company,
   (ii) by all executive officers and directors as a group and (iii) all persons known to the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

                                          Shares of Common                       Shares of Common
                                          Stock Beneficially              Shares to be         Stock Beneficially
                                          Owned Prior to this             Sold in this            Owned After
   Executive Officers                     Offering (1)                       Offering            this Offering
   and Directors                          Shares           Percent                            Shares         Percent
   -------------                          ------           -------                            ------         -------
   C. Michael Billingsley                   1,330                 *            ----            1,330           *
   William H. Boyd                            832                 *            ----              832           *
   Albert Fried, Jr.                    1,531,229(2)           17.0%      1,531,229(2)             *           *
   Kevin S. Flannery                            0                 *            ----                *           *
   Michael Bernstein                            0                 *            ----                *           *
   Grant Beadle                                 0                 *            ----                *           *
   Michael T. Yonker                            0                 *            ----                *           *
   John G. Hudson                           5,000                 *            ----            5,000           *
   Directors and executive
     officers  as a group
     (8 persons)                        1,538,391              17.0            ----            7,162           *

   5% Stockholders
   The Foothill Group, Inc (3)          2,652,709              29.4       2,652,709                *           *
   Albert Fried & Co. LLC (4)           1,490,989              16.5       1,490,989                *           *
   UBS Mortgage Finance Inc.(5)         1,197,406              13.3       1,197,406                *           *
   Lazard Freres & Co. LLC (6)            530,565               5.9         530,565                *           *
   The Prudential Insurance
        Company of America (7)            657,119               7.3         657,119                *           *
   Robert M. Gintel (8)                   797,729               8.8         797,729                *           *
   Avondale Mills, Inc. (9)               454,167               5.0         454,167                *           *

   ---------
   *  Less than 1%.

   (1) Ownership represents sole voting and investment power.
   (2) Includes 1,490,989 shares of Common Stock beneficially owned by Albert Fried & Co. LLC (to be sold in this Offering).
   (3) Address is 11111 Santa Monica Boulevard, Los Angeles, CA 90025.
   (4) Address is 40 Exchange Place, New York, NY 10005.
   (5) Address is 299 Park Avenue, New York, NY 10171.
   (6) Address is 30 Rockefeller Plaza, 60th Floor, New York, NY 10020.
   (7) Address is c/o Prudential Capital Group, Four Gateway Center, 100 Mulberry Street, Newark, NJ 07102.
   (8) Address is 6 Greenwich Office Park, Greenwich, CT 06831.
   (9) Address is 506 S. Broad Street, Monroe, GA 30655.

                              PLAN OF DISTRIBUTION

        The shares of Common Stock offered hereby were issued to the following Selling Stockholders in exchange for certain of the Company's indebtedness and certain issued and outstanding shares of Old Common Stock pursuant to the terms of the Plan: (i) The Prudential Insurance Company of America, a holder of 657,119 shares of Common Stock, received its shares in exchange for indebtedness of the Company in the amount of approximately $6,379,066 and
   (ii) Albert Fried & Co. LLC, UBS Mortgage Finance, Inc., The Foothill Group, Inc. and Lazard Freres & Co. LLC holders of 1,531,229; 1,197,406; 2,652,709 and 530,565 shares of Common Stock, received their shares in exchange for indebtedness of the Company in the amount of approximately $57,000,000 in the aggregate and, in the case of Albert Fried & Co. LLC, in exchange for 201,220 shares of Old Common Stock. Gintel, a holder of 797,729 shares of Common Stock, received his shares in exchange for indebtedness of the Company in the amount of approximately $9,061,250 and 600,000 shares of Old Common Stock. Avondale, a holder of 454,167 shares of Common Stock, received its shares in exchange for 2,270,833 shares of Old Common Stock.
   The shares of Common Stock owned by the Selling Stockholders are being registered pursuant to the terms of a Registration Rights Agreement.

        The Old Common Stock was traded on the Nasdaq Electronic Bulletin Board under the symbol "ONET." Pursuant to the Plan, the Company is required to apply for listing of the Common Stock on the Nasdaq NMS. In the event the Common Stock is not listed on the Nasdaq NMS, the Company will apply for listing of the Common Stock on the Nasdaq Electronic Bulletin Board. There can be no assurance that the Shares will actually be listed on the Nasdaq Electronic Bulletin Board. See "Risk Factors - Lack of Trading Market" In the event the Shares are so listed or traded, the Shares may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of securities.

        At the time a particular offer of securities is made by or on behalf of the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                            DESCRIPTION OF SECURITIES

   CAPITAL STOCK

       Prior to the confirmation of the Plan, the Company's authorized capital stock consisted of 15,000,000 shares of Old Common Stock, $.25 par value per share, 9,149,339 shares of which were issued and outstanding and 2,000,000 shares of Preferred Stock, $1.00 par value per share, none of which were issued and outstanding. In accordance with the terms of the Plan, the Company will amend its Certificate of Incorporation so that (i) on the Effective Date immediately prior to the cancellation of the Old Common

   Stock and the issuance of the Common Stock, the Company will effect a 1-for-5 reverse stock split of the Old Common Stock and (ii) the Company will not be authorized to issue preferred stock.

       Following the confirmation of the Plan, the Company will have 17,000,000 authorized shares of Common Stock, $.25 par value per share 9,036,384 of which will be issued and outstanding.

   COMMON STOCK

       General. All shares of Old Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares of Common Stock, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

       Voting Rights. Each share of Common Stock will entitle the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company standing for election at a stockholders' meeting.

       Dividend Policy. All shares of Common Stock will be entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any cash dividends on the Old Common Stock in the past two fiscal years or the current fiscal year and anticipates that no cash dividends on the shares of Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. It is not anticipated that dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy."

       Miscellaneous Rights and Provisions. Holders of Common Stock will have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock will be entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities.

       Shares Eligible for Future Sale. Upon the confirmation of the Plan, the Company will have 9,036,385 shares of Common Stock outstanding. Section 1145 of the Bankruptcy Code generally exempts from registration requirements the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the Common Stock to be issued on the Effective Date as provided in the Plan will be exempt from the registration requirements of the Securities Act and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration and as to any applicable requirements or conditions to such availability.

       Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest, or (b) offers to sell securities offered or sold under the plan for the holders of such securities, or (c) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is with a view to distribution of such securities, and under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan, or (d) is an issuer, as defined by Section 2 of the Securities Act, with respect to such securities.

       Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.

       In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, who owns restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the total number of securities outstanding of the same class or the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issue. In addition, an affiliate of the issuer is subject to such volume limitations when selling both restricted and unrestricted securities. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell such securities under Rule144 without regard to any of the limitations described above. Pursuant to the Plan, the Company is registering the shares of Common Stock issued to its former debtholders. As a result of such registration, virtually all of the Company's issued and outstanding Common Stock will be freely tradeable.

       No predictions can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of a substantial number of shares of the Common Stock may adversely affect the market price of the Common Stock.

   CERTAIN PROVISIONS OF THE BY-LAWS

       The Company's By-laws contain certain provisions, including a prohibition against removal of directors other than for cause, that are intended to enhance the continuity and stability of management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors.

       The foregoing provision may adversely affect the ability of potential acquires to obtain control of the Company in any transaction that is not approved by the Company's Board of Directors. The use of these provisions as anti-takeover devices might preclude stockholders from taking advantage of certain situations that they believe could be favorable to their interests.

   DELAWARE GENERAL CORPORATION LAW

       The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans), or
   (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

   TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

       The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.


                                  LEGAL MATTERS

       The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York.

                                     EXPERTS

       The financial statements of the Company as of September 27, 1997 and September 28, 1996 and for each of the fiscal years in the three year period ended September 27, 1997 included herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE


   AUDITED FINANCIAL INFORMATION                                                                          Page
   Report of Independent Public Accountants                                                               F-2

   Consolidated balance sheets - September 27, 1997 and September 28, 1996                                F-3

   Consolidated statements of operations for the three years ended September 27, 1997                     F-4

   Consolidated statements of cash flows for the three years ended September 27, 1997                     F-5

   Consolidated statements of shareholders' equity for the three years ended September 27, 1997           F-6

   Notes to consolidated financial statements                                                             F-7

   UNAUDITED FINANCIAL INFORMATION


   Consolidated Balance Sheets at December 27, 1997 and September 27, 1997                                F-16

   Condensed Consolidated Statements of Operations for the Three Months
   Ended December 27, 1997 and December 28, 1996                                                          F-17

   Condensed Consolidated Statements of Cash Flows for
   the Three Months Ended December 27, 1997 and December 28, 1996                                         F-18

   Notes to Condensed Consolidated Financial Statements                                                   F-19

   FINANCIAL STATEMENT SCHEDULE

   Schedule II - Valuation and Qualifying Accounts                                                        F-22



   Other schedules are omitted as they are not applicable or not required under the rules of Regulation S-X.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To Oneita Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Oneita Industries, Inc. (a Delaware corporation) and subsidiaries as of September 27, 1997 and September 28, 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended September 27, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneita Industries, Inc. and subsidiaries as of September 27, 1997 and September 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997, in conformity with generally accepted accounting principles.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has incurred significant losses for years ended September 27, 1997 and September 28, 1996. Unaudited interim information indicates that losses are continuing for fiscal 1998. As discussed in Note 1 to the accompanying consolidated financial statements, at September 27, 1997, the Company was not in compliance with certain terms of its long-term revolving credit agreement, a loan agreement with an institutional lender, and subordinated notes. These obligations are subject to acceleration (or have been accelerated) by the lenders and accordingly have been classified as current liabilities. The Company has negotiated an agreement to restructure the debt which the Company anticipates will be implemented through a pre-negotiated Chapter 11 case. The documentation related to these various agreements has not been completed. There is no assurance that the agreements will be finalized or that the Chapter 11 case will be implemented as planned. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.
     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index to consolidated financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                   ARTHUR ANDERSEN LLP

   Columbia, South Carolina,
   November 21, 1997.

                             ONEITA INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                        September 27,           September 28,
                                                                             1997                  1996
                                                                             ----                  ----
   ASSETS
   Current Assets:
     Cash and cash equivalents    ...............................        $     1,654           $      9,135
     Refundable income taxes    .................................                  0                  1,988
     Accounts receivable, less allowance for doubtful accounts
          of $836 in 1997 and $1,117 in 1996    .................             17,200                 25,675
     Inventories (Note 1)    ....................................             31,214                 43,883
     Prepaid expenses and other current assets    ...............              1,024                    223
                                                                         -----------           ------------
          Total current assets    ...............................             51,092                 80,904
   Property, plant and equipment, at cost, net of depreciation
         and amortization (Note 1)    ...........................             32,733                 46,244
   Deferred charges and other assets    .........................              3,152                  2,377
                                                                         -----------           ------------
                                                                         $    86,977           $    129,525
                                                                         ===========           ============

   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
     Long-term debt in default classified as current (Note 3)  ..        $    70,654           $     72,192
     Current portion of capital lease obligations (Note 3)    ...              1,405                  1,845
     Accounts payable    ........................................              4,117                  9,016
     Accrued liabilities (Note 2)    ............................             17,511                 11,433
                                                                         -----------           ------------
           Total current liabilities    .........................             93,687                 94,486

   Capital lease obligations (Note 3)    ........................              2,032                  3,125
   Commitments  (Note 7)
   Shareholders' Equity (Note 4):
    Preferred Stock, $1.00 par value, 2,000,000 shares
             authorized, none issued    .........................                --                     --
    Common Stock, $.25 par value, 15,000,000  authorized
       shares, outstanding  9,149,339 shares in 1997 and
            9,269,739 in 1996    ................................              2,287                  2,318
    Capital in excess of par value    ...........................             75,420                 76,728
    Accumulated deficit     .....................................            (86,449)               (45,793)
    Treasury stock, at cost, 120,400 shares  in 1996  ...........                  0                 (1,339)
                                                                         -----------           ------------
                                                                              (8,742)                31,914
                                                                         -----------           ------------
                                                                         $    86,977           $    129,525
                                                                         ===========           ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                             ONEITA INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except share data)


                                                                                      Years Ended
                                                                    ---------------------------------------------------
                                                                    Sept. 27, 1997   Sept. 28, 1996      Sept. 30, 1995
                                                                    --------------   --------------      --------------
   Net sales (Note 6)   ....................................           $ 135,006        $ 168,346           $ 175,036
   Cost of goods sold    ...................................             139,303          192,094             146,820
                                                                       ---------        ---------           ---------
   Gross profit (loss)    ..................................             ( 4,297)         (23,748)             28,216
   Selling, general and administrative expenses    .........              13,214           19,654              20,838
   Consolidation and restructuring charges (Note 5)   ......              15,282            6,229                  --
                                                                       ---------        ---------           ---------
   (Loss) income from operations                                         (32,793)         (49,631)              7,378

   Other expense:
    Interest expense, net of interest income of
       $395 in 1997, $424 in 1996 and $465 in 1995    ......               7,863            7,001               3,006
                                                                       ---------        ---------           ---------
   (Loss) income  before income taxes    ...................             (40,656)         (56,632)              4,372
                                                                       ---------        ---------           ---------
   (Benefit) provision for income taxes (Note 1) :
    State and local    .....................................                   0             (270)                194
    Federal    .............................................                   0           (2,669)              1,358
                                                                       ---------        ---------           ---------
                                                                               0           (2 939)              1,552
                                                                       ---------        ---------           ---------
   Net (loss) income    ....................................           $ (40,656)       $ (53,693)          $   2,820
                                                                       =========        =========           =========

   Net (loss) income per share (Note 1)    .................           $   (4.44)       $   (7.58)          $     .40
                                                                       =========        =========           =========


   Weighted average number of  shares outstanding     ......               9,149            7,084               6,984
                                                                       =========        =========           =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                             ONEITA INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (In thousands, except share data)


                                                                                       Years Ended
                                                                  ------------------------------------------------------
                                                                  Sept. 27, 1997      Sept. 28, 1996      Sept. 30, 1995
                                                                  --------------      --------------      --------------
Cash Flows From Operating Activities:
  Net (loss) income ..........................................       $(40,656)           $(53,693)           $  2,820
  Adjustments to reconcile net (loss) income to net cash
   used in operating activities:
      Depreciation and amortization ..........................          6,974               5,886               4,649
      Consolidation charges ..................................          8,060               2,494                 808
      Provision for losses on accounts receivable ............            792                 400                 150
      Decrease in deferred income taxes ......................             --              (1,621)               (130)
      Loss  on sale of property and equipment ................          1,395                 874                  94
  Change in assets and liabilities:
      Decrease in receivables ................................          9,671               3,860               3,684
      Decrease (increase) in inventories .....................         12,669              36,085             (35,248)
      (Increase) decrease in prepaid expenses and
         other assets ........................................         (2,303)                647               1,560
      Increase (decrease) in accounts payable
         and accrued liabilities .............................          1,179                (593)             (2,181)
                                                                     --------            --------            --------
  Total adjustments ..........................................         38,437              48,032             (26,614)
                                                                     --------            --------            --------
   Net cash used in operating activities .....................         (2,219)             (5,661)            (23,794)
                                                                     --------            --------            --------

Cash Flows From Investing Activities:
   Proceeds from sale of property, plant and equipment .......            641                 819                  86
   Acquisition of property, plant and equipment ..............         (2,832)             (9,184)            (17,998)
   Decrease (increase) in equipment lease deposits ...........             --                 883                (475)
                                                                     --------            --------            --------
      Net cash used in investing activities ..................         (2,191)             (7,482)            (18,387)
                                                                     --------            --------            --------

Cash Flows From Financing Activities:
   Short-term borrowings .....................................             --               2,000              30,000
   Payment of short-term borrowings ..........................             --                  --              (7,000)
   Proceeds from issuance of long-term debt ..................             --              22,219              25,000
   Purchase of treasury stock ................................             --                  --              (1,339)
   Sale of Common Stock ......................................             --                  --                 337
   Decrease in funds restricted for capital projects .........             --                  --               2,342
   Payment of long-term debt and capital lease obligations ...         (3,071)             (4,690)             (5,377)
                                                                     --------            --------            --------
      Net cash (used in) provided by financing activities ....         (3,071)             19,529              43,963
                                                                     --------            --------            --------

Net (decrease) increase in cash and cash equivalents .........         (7,481)              6,386               1,782
Cash and cash equivalents at beginning of year ...............          9,135               2,749                 967
                                                                     --------            --------            --------
Cash and cash equivalents at end of year .....................       $  1,654            $  9,135            $  2,749
                                                                     ========            ========            ========




The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                             ONEITA INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)


                                                              Common Stock
                                             ---------------------------------------------
                                                                                Capital in         Retained
                                              Number              Par            Excess of         (Deficit)         Treasury
                                             of Shares           Value           Par Value         Earnings            Stock
                                             ---------           -----           ---------         --------            -----
Balances as of September 30, 1994 ....       6,960,821        $    1,740        $   69,202        $    5,080        $       --
      Net income .....................              --                --                --             2,820                --
      Exercise of stock options ......          38,085                10               327                --                --
      Purchase of treasury stock .....              --                --                --                --            (1,339)
                                             ---------        ----------        ----------        ----------        ----------


Balances as of September 30, 1995 ....       6,998,906             1,750            69,529             7,900            (1,339)
      Net loss .......................              --                --                --           (53,693)               --
      Common Stock issued ............       2,270,833               568             7,199                --                --
                                             ---------        ----------        ----------        ----------        ----------


Balances as of September 28, 1996 ....       9,269,739             2,318            76,728           (45,793)           (1,339)
      Net loss .......................              --                --                --           (40,656)               --
      Retirement of treasury stock ...        (120,400)              (31)           (1,308)               --             1,339
                                             ---------        ----------        ----------        ----------        ----------


Balances as of September 27, 1997 ....       9,149,339        $    2,287        $   75,420        $  (86,449)       $       --
                                             =========        ==========        ==========        ==========        ==========



      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                             ONEITA INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (In thousands, except share data)

(1) Financial restructuring developments:

         The Company has incurred net losses of $40,656 and $53,693 for the years ended September 27, 1997 and September 28, 1996. The Company is highly leveraged, has no short-term liquidity and is unable to service its debts.

         At September 27, 1997, the Company was and continues to be in non-compliance with certain terms of its long-term revolving credit agreement, a loan agreement with an institutional lender, and subordinated notes held by Mr. Gintel. These obligations, $57,000, $6,154 and $7,500 in principal amount, respectively, are subject to acceleration by the lenders (and in May 1997 the institutional lender declared all of the indebtedness due to it to be immediately due and payable) and accordingly have been classified as current liabilities.

         The Company has negotiated an agreement in principle to restructure these obligations which aggregate $70,654, plus accrued interest and fees, pursuant to which such obligations will be exchanged for; 1) payment of $15,000 in cash, 2) the issuance of various notes totaling $38,500 and 3) 79.75% of the outstanding Common Stock of the Company. The Company is attempting to complete the agreements which will be implemented through a pre-negotiated Chapter 11 case. The Company has reached an agreement in principle with a lender for debtor in possession financing and for financing when it emerges from bankruptcy. However, due to the complexity of the transaction and competing interests, no assurance can be given that the final terms of the new revolving credit agreement and the restructuring of the existing debt will ultimately be available to the Company on satisfactory terms or that the Debtor's Pre-negotiated Plan will be confirmed by the United States Bankruptcy Court.

(2) Summary of significant accounting policies:

NATURE OF BUSINESS AND LIQUIDITY -

         Oneita Industries, Inc. (the Company) manufactures and markets high quality activewear including T-shirts and fleecewear, and infantswear primarily for the newborn and toddler markets. These products are marketed to the imprinted sportswear industry and to major retailers.

         Market pressures that resulted in reduced sales volumes and prices and operating losses during the year ended September 27, 1997 are continuing in fiscal 1998. Management's operating plans include continued close monitoring of costs and concentrating the manufacturing and sales efforts on a more profitable product mix. In September 1997, the Company announced a plan to consolidate certain of its operations in order to further lower its costs and make its operations more efficient. The consolidation will involve the closing of one facility, the write down to estimated fair value of certain excess production equipment and the shift of more assembly operations to existing offshore facilities. Inventories at September 30, 1995 of $80,000 were reduced by 45% in 1996 to $43,900 and then by 29% in 1997 to $31,200. The Company believes that inventories can be maintained at lower levels than in prior years.

         The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business.

BASIS OF PRESENTATION -

         The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the last Saturday in September. The 1997 and 1996 fiscal years each reflect a 52-week period. The 1995 fiscal year reflects a 12-month period.


CASH FLOWS -

         The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash payments for interest expense were $7,842, $7,022, and $3,565, (net of approximately $500 capitalized interest for property additions), in fiscal 1997, 1996, and 1995, respectively. Cash payments for income taxes were $5,277 and $231 in fiscal 1995 and 1994, respectively. In fiscal 1997, income tax refunds of $2,620 were received by the Company.

         In January 1996, the Company utilized its $60,000 revolving credit arrangement to repay $50,000 of its then existing debt. In August 1996, $7,767 of subordinated debt plus accrued interest, less deferred financing costs, was converted into Common Stock of the Company. See Note 3.

INVENTORIES -

         Inventories are stated at the lower of cost or market and include material, labor and manufacturing overhead costs. The Company uses the last-in, first-out method for valuing its inventories. No significant change would result if the Company valued its entire inventory using the first-in, first-out method. Inventories are comprised of the following:

                                                     Sept. 27, 1997   Sept. 28, 1996
                                                     --------------   --------------
                  Finished goods ...............         $20,095         $31,774
                  Work in process ..............           9,313           9,287
                  Raw materials and supplies ...           1,806           2,822
                                                         -------         -------
                                                         $31,214         $43,883
                                                         =======         =======

PROPERTY, PLANT AND EQUIPMENT -

         Property, plant and equipment are recorded at cost. Additions and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation of property, plant and equipment is provided primarily on a straight-line basis over the estimated useful lives of the assets and over the term of the lease for assets in use under capital leases. Leasehold improvements are amortized over the life of the lease or life of the improvement, whichever is shorter.

         Property, plant and equipment consists of the following:

                                                                  Estimated      Sept. 27,       Sept. 28,
                                                                 Useful Life       1997            1996
                                                                 -----------     ---------       ---------
                  Factory machinery and equipment .......             8-9         $24,255         $46,058
                  Buildings and building improvements ...           20-25          12,713          19,511
                  Other fixtures and equipment ..........               5           3,498           7,139
                  Land ..................................              --             607             708
                                                                                  -------         -------
                                                                                   41,073          73,416
                  Less accumulated depreciation .........                           8,340          27,172
                                                                                  -------         -------
                                                                                  $32,733         $46,244
                                                                                  =======         =======

The above amounts include property and equipment recorded under capital leases of $15,101 at September 27, 1997 and September 28, 1996.

         Fourth quarter results for 1997 and second quarter results for 1996 include non-cash pretax charges of $8,060 and $2,000 (included in the restructuring charges discussed in Note 5) related to asset write-downs and write-offs. Certain assets were evaluated and the net book value of these assets was adjusted to the estimated fair market value.

         Maintenance and repairs related to the Company's property, plant and equipment amounted to $1,960, $2,659, and $2,615 for the years ended September 27, 1997 and September 28, 1996, and 1995, respectively.

DEFERRED CHARGES AND OTHER ASSETS -

         Deferred charges and other assets include goodwill at September 27, 1997 and September 28, 1996 which represent costs in excess of net assets acquired of $388 and $403 respectively, which is net of accumulated amortization of $137 and $121, respectively. The goodwill is being amortized on a straight-line basis over 40 years. The net carrying amount of goodwill approximates its estimated fair value.

INCOME TAXES -

         Income tax expense is based on reported income adjusted for differences that do not enter into the computation of taxes payable under applicable tax laws. Deferred income taxes are provided for timing differences between book and taxable income. The primary components of deferred taxes result from the differences in the reporting of depreciation, inventory valuation and accruals not currently deductible.

         At September 27, 1997, net operating loss carry forwards of approximately $79,000 are available to reduce future income taxes payable by the Company. The carry forwards expire in fifteen years.

         The following table summarizes the (benefit) provision for federal and state taxes on income:

                                                                          Years Ended
                                                          -------------------------------------------
                                                          Sept. 27,        Sept. 28,        Sept. 30,
                                                            1997             1996             1995
                                                          ---------        ---------        ---------
                  Current:

                    Federal .....................         $    --          $(1,988)         $ 1,490
                    State .......................              --             (270)             194
                                                          -------          -------          -------
                                                               --           (2,258)           1,684

                  Deferred

                     Federal ....................              --             (681)            (132)
                     State ......................              --               --               --
                                                          -------          -------          -------
                                                               --             (681)            (132)
                                                          -------          -------          -------
                  Net tax (benefit) provision ...         $    --          $(2,939)         $ 1,552
                                                          =======          =======          =======

The effective income tax rate differs from the United States federal statutory rate as follows:

                                                                                           Years Ended
                                                                            -----------------------------------------
                                                                            Sept. 27,       Sept. 28,       Sept. 30,
                                                                              1997            1996            1995
                                                                            ---------       ---------       ---------
                  United States federal statutory rate (benefit) ...         (35.0)%         (35.0)%         35.0%
                  State and local income taxes .....................           0.0            (0.3)           2.9
                  Goodwill amortization ............................           0.1             0.1            0.1
                  Losses carried forward for future years ..........          34.9            29.9             --
                  Other ............................................           0.0             0.1           (2.5)
                                                                             -----           -----           ----

                                                                               0.0%           (5.2)%         35.5%
                                                                             =====           =====           ====

         Due to the loss carryforward position, the Company has eliminated its deferred tax debits and credits. Deferred income taxes will be reinstated when the carry forwards are recognized for tax purposes.

         Significant components of deferred income taxes are as follows:

                                                                                              Years Ended
                                                                                   --------------------------------
                                                                                   Sept. 27, 1997    Sept. 28, 1996
                                                                                   --------------    --------------
                  Current deferred tax debits applicable to:
                            Benefit plan accruals ...........................         $  1,177          $  1,276
                            Other ...........................................            4,787             4,280
                                                                                      --------          --------
                                                                                         5,964             5,556

                            Valuation allowance .............................           (5,964)           (5,556)
                                                                                      --------          --------
                                                                                      $      0          $      0
                                                                                      ========          ========
                  Noncurrent deferred tax debits (credits) applicable to:
                            Depreciation and amortization differences .......         $ (3,477)         $ (3,827)
                            Asset reevaluations .............................            3,108               490
                            Losses carried forward for future years .........           31,029            16,974
                            Other ...........................................             (646)             (523)
                                                                                      --------          --------
                                                                                        30,014            13,114
                            Valuation allowance .............................          (30,014)          (13,114)
                                                                                      --------          --------
                                                                                      $      0          $      0
                                                                                      ========          ========

BENEFIT PLAN -

         The Company sponsors a defined contribution retirement plan available to all employees who meet plan requirements. The amount of the Company's contributions are determined by formulas outlined in the plan document. The Company's contributions to the plan for the years ended September 1997, 1996 and 1995 were $509, $463 and $736 respectively.

         The Company does not provide any additional post-retirement benefits to its employees.

REVENUE RECOGNITION -

         The Company recognizes revenue upon shipment of products to customers.

USE OF ESTIMATES -

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS -

         Certain balances in the prior year financial statements have been reclassified to conform with the 1997 presentation.

EARNINGS PER SHARE -

         Net income (loss) per share is calculated using the weighted average number of shares of Common Stock outstanding during each period, adjusted to reflect the dilutive effect of shares usable for stock options.

RELATED PARTY TRANSACTIONS -

         At September 27, 1997, Avondale Mills, Inc. owned 24.8% of the Company's outstanding Common Stock. Two members of the Company's board of directors are executives of Avondale Mills, Inc.. For the year ending September 27, 1997, the Company purchased 69% of its yarn requirements (approximately $31,000) from Avondale Mills, Inc. At September 27, 1997 the Company had no accounts payable to Avondale Mills.

(2) Accrued Liabilities:

         Accrued liabilities include the following amounts at :

                                                           Sept. 27, 1997   Sept. 28, 1996
                                                           --------------   --------------
                  Interest ...........................         $ 1,835         $ 1,419
                  Payroll ............................           1,815           1,641
                  Employee benefits ..................           3,092           3,398
                  Restructuring and reorganization ...           8,006           2,494
                  Other ..............................           2,763           2,481
                                                               -------         -------
                                                               $17,511         $11,433
                                                               =======         =======

(3) Long-term debt and capital lease obligations:

                                                                Sept. 27, 1997      Sept. 28, 1996
                                                                --------------      --------------
                  Long-term debt -
                     Notes payable to banks ...........             $57,000             $57,000
                     Senior promissory notes ..........               6,154               7,692
                     Subordinated Debt ................               7,500               7,500
                  Capital leases -
                     Industrial development  bonds ....               2,907               4,383
                     Other ............................                 530                 587
                                                                    -------             -------
                                                                     74,091              77,162
                     Less current portion .............               1,405               1,846
                     Less long-term debt in default ...              70,654              72,191
                                                                    -------             -------
                                                                    $ 2,032             $ 3,125
                                                                    =======             =======

         In January 1996, the Company entered into a new $60,000, three-year loan agreement with three of its banks. The proceeds of the loan were used to pay off a then existing bank credit facility and existing short-term bank lines totaling $50,000. The remaining $7,000 was used for working capital and capital expenditures. The loan is secured by substantially all of the Company's accounts receivable and inventory. At September 27, 1997, $57,000 was outstanding under this agreement. The facility matures in January 1999. Interest is charged under variable rate options which approximate the banks' prime rate. The loan agreement contains certain financial covenant and ratio requirements such as minimum working capital and net worth and debt to equity and debt coverage as defined. At September 27, 1997, the Company was not in compliance with certain terms of the loan agreement (see Note 1) and accordingly interest of 11% has been paid during the default period.

         In January 1996, the Company issued to Robert M. Gintel subordinated notes in the aggregate amount of $7,500. The notes are subordinated to the Company's bank debt and certain other senior debt, mature in February 1999 and bear interest at 10%. Concurrent with the issuance of the notes, Oneita issued to Mr. Gintel warrants to purchase 125,000 shares of Oneita Common Stock at $7.00 per share. The Company is in default under these notes and will remain so until the non-compliance under the loan agreement discussed above is remedied. During this period of default, no interest may be paid to the note holders.

         In addition to the bank refinancing and subordinated note, in order to improve liquidity and strengthen the balance sheet, in January 1996 the Company issued to Avondale Mills, Inc., the Company's largest raw material supplier, a note in the amount of $7,500. In August 1996, the note along with accrued interest thereon was converted to Common Stock of the Company at $3.50 per share.

         In December 1988, the Company entered into a $20,000 loan agreement with an institutional lender which provides for interest at a fixed rate of 11.34%. The principal is due in semi-annual payments of $1,539. The loan agreement contains certain financial ratio and covenant requirements such as minimum working capital, debt to equity and debt coverage, as defined, and stock redemption and dividend limitations. At September 27, 1997, the Company was not in compliance with certain terms of the loan agreement (see Note 1).

         The following are the scheduled maturities of long-term debt outstanding at September 27, 1997 before consideration of default:

                           1998 ...........    $ 6,154
                           1999 ...........     64,500

         In October 1989, the Company entered into a $10,000 capital lease obligation with the Industrial Development Board of the City of Fayette, Alabama through whom industrial development revenue bonds were issued. The bonds bear interest and fees at a fixed rate of 8.2% per year. The principal is due in quarterly payments of $313.

         Future minimum payments under capital lease obligations consist of the following at September 27, 1997:

                  1998 ............................................    $1,676
                  1999 ............................................     1,483
                  2000 ............................................       451
                  2001 ............................................        91
                  2002 ............................................        91
                  Later years .....................................       198
                                                                       ------
                  Total minimum lease payments ....................     3,990
                  Less amount representing interest ...............       553
                                                                       ------
                  Present value of net minimum lease payments
                        ( including current portion of $1,405 ) ...    $3,437
                                                                       ======

         Prior to January 1996, the Company had uncommitted bank lines of credit totaling $30,000 which provided for interest at below the prime rate. During fiscal 1996 and 1995, the maximum amount of short-term borrowings outstanding was $25,000 and $30,000, the average amount outstanding was $7,956 and $17,436, respectively, and the weighted average interest rate was 7.7% and 6.9%, respectively. Average amounts outstanding were determined by using daily balances and the weighted average interest rate during the period was computed by dividing the actual interest expense by the average short-term borrowings outstanding.

4) Stock options:

         The Company has an Incentive Stock Option Plan (the "Option Plan"), which was approved by the shareholders in 1988, under which 514,652 shares of Common Stock have been reserved for grants to directors, officers and key employees. The prices for the shares covered by each option will not be less than 100% of the fair market value at the date of the grant. Options expire five years from the date of the grant and become exercisable in installments as determined by the Board of Directors commencing one year after the date of the grant. No charges or credits to income are made with regard to options granted under the Option Plan.

Transactions under the Option Plan are as follows -

                                                             Number           Option
                                                           of Shares          Price
                                                           ---------    -----------------
                  Outstanding at September 30, 1995 ...     157,881     $6.625 to $12.375
                            Granted ...................          --
                            Exercised .................          --
                            Terminated ................     (86,943)    $6.625 to $12.375
                                                            -------
                  Outstanding at September 28, 1996 ...      70,938     $6.625 to $12.375
                            Granted ...................      85,000     $1.750 to $ 3.750
                            Exercised .................          --
                            Terminated ................     (20,025)    $6.625 to $12.375
                                                            -------
                  Outstanding at September 27, 1997 ...     135,913     $1.750 to $12.375
                                                            =======

         The outstanding options expire at various dates through 2002. At September 27, 1997 options for 53,413 shares are exercisable at $6.625 to $12.375 per share and there are 162,858 options available for grant.

         In 1990, the Company's shareholders approved a Non-Qualified Stock Option Plan under which 453,876 shares of Common Stock have been reserved for grants. Options expire five years after the date of the grant and become exercisable in installments as determined by the Board of Directors.

         Transactions under the Non-Qualified Stock Option Plan are as follows:

                                                             Number          Option
                                                           of Shares         Price
                                                           ---------         -----
                  Outstanding at September 30, 1995 ...     251,486     $6.625 to $15.36
                            Granted ...................          --
                            Exercised .................          --
                            Terminated ................    (135,424)    $6.625 to $15.36
                                                           --------
                  Outstanding at September 28, 1996 ...     116,062     $6.625 to $15.36
                            Granted ...................      85,000     $1.750 to $ 3.25
                            Exercised .................          --
                            Terminated ................     (19,675)    $6.625 to $15.36
                                                           --------
                  Outstanding at September 27, 1997 ...     181,387     $1.750 to $15.36
                                                           ========

         The outstanding options expire at various dates through 2002. At September 27, 1997, options for 115,554 shares are exercisable at $3.25 to $15.36 per share and there are 120,383 options available for grant.

         In February 1994, the Board of Directors approved the Outside Directors Stock Option Plan for Oneita Industries, Inc. (the "Directors Plan") under which 60,000 shares of Common Stock have been reserved for grants to outside directors. The Directors Plan provides for automatic annual grants of 2,000 options to each outside director. The exercise price for the shares covered by each option will not be less than 100% of the fair market value at the date of grant. Options expire five years from the date of the grant and become exercisable after the first anniversary of the grant. At September 27, 1997 there were options to purchase 40,500 shares outstanding with exercise prices of $1.750 to $12.375 per share.

(5) Consolidation and Restructuring charges:

         In September 1997, the Company announced a plan to consolidate certain of its operations in order to further lower its costs and make its operations more efficient. The operating results for the year ended September 27, 1997 reflect a pretax charge of $15,282 related to this consolidation. The consolidation will involve the closing of one facility, the writedown to estimated fair value of certain excess production equipment and the shift of more assembly operations to existing offshore facilities.

         The operating results for the year ended September 28, 1996 reflect a pretax charge of $6,229 to streamline and consolidate the Company's manufacturing and administrative operations. The charge reflects the costs of equipment relocation, staff reductions and retraining and transitional employee salaries and benefits.

            The operating results for the year ended September 30, 1995 reflect a pretax charge of $4,080 for the write-down of facilities to their fair market value.

   (6)  Major Customers and Concentration of Credit Risk:

            Major customers are those that individually account for more than 10% of the Company's consolidated net sales. Sales to one customer were 16.8%, 16.3% and 17.1% of consolidated net sales in fiscal years 1997, 1996 and 1995, respectively. The Company has incurred advertising expenses of $3,300, $3,800 and $2,400 for the fiscal years 1997, 1996 and 1995, respectively.

            Substantially all of the Company's sales are to apparel distributors and retailers. This could unfavorably affect the Company's overall exposure to credit risk inasmuch as these customers could be affected by similar economic or other conditions. The Company performs periodic credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Historically, the Company's uncollectible accounts receivable have not been significant, and typically the Company does not require collateral for its accounts receivable. At September 27, 1997 and September 28, 1996 and September 30, 1995 approximately 39.3%, 41.6% and 46.6%, respectively, of net accounts receivables were represented by six customers.

            In addition, in assessing its concentration of credit risk related to cash and cash equivalents, the Company places its cash and cash equivalents, which may at times exceed FDIC insurance limits, in domestic financial institutions.

   (7)  Commitments:

            The Company and its subsidiaries rent real property and equipment under operating leases expiring at various dates. Most of the real property leases have escalation clauses relating to increases in real property taxes.

            Future minimum payments under noncancelable operating leases (of which $2,000 relate to payments for equipment considered excess and therefore included in the 1997 consolidation charge) consist of the following at September 27, 1997:

               1998 ................................................     $ 3,777
               1999 ................................................       3,203
               2000 ................................................       1,215
               2001 ................................................         171
               Later years .........................................          58
                                                                         -------
                                                                         $ 8,424

            Rent expense for all operating leases was $4,649, $6,131 and $6,475 for the years ended September 27, 1997, September 28, 1996 and September 30, 1995, respectively.

   (8)  Quarterly financial information (unaudited):

                                                       Quarter Ended
                                      -----------------------------------------------
                                      Sept. 27,    June  28,    March 29,    Dec. 28,
                                        1997         1997         1997         1996
                                      -----------------------------------------------
           Net sales .............    $ 33,045     $ 35,549     $ 32,515     $ 33,897

           Gross profit (loss) ...      (4,148)         516           77         (742)

           Net loss ..............     (24,725)      (4,782)      (5,239)      (5,910)

           Net loss  per share ...    $  (2.70)    $   (.52)    $   (.57)    $   (.65)


                                                       Quarter Ended
                                      -----------------------------------------------
                                      Sept. 28,    June  29,    March 30,    Dec. 30,
                                        1996         1996         1996         1995
                                      -----------------------------------------------
           Net sales .............    $ 34,711     $ 55,212     $ 43,236     $ 35,187

           Gross profit (loss) ...     (12,264)       1,444      (13,482)         554

           Net loss ..............     (19,728)      (5,243)     (25,348)      (3,374)

           Net loss per share ....    $  (2.56)    $   (.76)    $  (3.68)    $   (.49)


           Net (loss) income per share amounts are computed independently for each of the quarters presented, on the basis described in Note 1. Accordingly, the sum of the quarters are not equal to the full year net (loss) income per share amount.

           Net losses for the fourth quarter of fiscal 1997 and for the second and fourth quarters of fiscal 1996 included pre-tax losses of $15,282, $5,301 and $928, respectively, for restructuring charges as described in Note 5.

           Gross profit (loss) for the fourth quarter of fiscal 1997 was adversely affected by reduced unit sales prices as compared to the first three quarters of the year.

                    ONEITA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)

                                                   December 27,      September 27,
                                                       1997              1997
                                                   ------------      -------------
                  (Note 1)                                            (Unaudited)
ASSETS
CURRENT ASSETS:

   Cash                                              $  1,585          $  1,654
   Accounts receivable, less
     allowance for doubtful accounts                    9,506            17,200
   Inventories (Note 2)                                28,436            31,214
   Prepaid expenses and other
         current assets                                 1,649             1,024
                                                     --------          --------

     Total current assets                              41,176            51,092

PROPERTY, PLANT AND EQUIPMENT, at cost,
   less accumulated depreciation and
   amortization                                        31,848            32,733

OTHER ASSETS                                            2,856             3,152
                                                     --------          --------

                                                     $ 75,880          $ 86,977
                                                     ========          ========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

   Long-term debt in technical default,
     classified as current                           $ 70,654          $ 70,654
   Current portion of long-term debt
     and capital leases                                 1,405             1,405
   Accounts payable                                     3,832             4,117
   Accrued liabilities                                 17,170            17,511
                                                     --------          --------

     Total current liabilities                         93,061            93,687

CAPITAL LEASE OBLIGATIONS                               1,615             2,032

SHAREHOLDERS' EQUITY:

   Preferred Stock, Series I, par
     value $1.00 per share, 2,000,000
     shares authorized, none issued                        --                --
   Common Stock, $.25 par value,
     15,000,000 shares authorized,
     9,149,339 shares issued and
     outstanding at December 27, 1997
     and September 27, 1997                             2,287             2,287


   Other shareholders' equity                         (21,083)          (11,029)
                                                     --------          --------

                                                     $ 75,880          $ 86,977
                                                     ========          ========



           See notes to condensed consolidated financial statements.

                    ONEITA INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)

                                                          Three Months Ended
                                                    ------------------------------
                                                    December 27,      December 28,
                                                       1997              1996
                                                    ------------      ------------
   Net sales                                         $ 26,342          $ 33,897

   Cost of sales                                       31,227            34,639
                                                     --------          --------

   Gross profit (loss)                                 (4,885)             (742)

   Selling, general and administrative
      expenses                                          3,153             3,288
                                                     --------          --------

            Loss from operations                       (8,038)           (4,030)

   Interest expense                                     2,016             1,880
                                                     --------          --------

            Loss before provision for
              income taxes                            (10,054)           (5,910)

   Benefit for income taxes                                --                --
                                                     --------          --------

            Net loss                                 $(10,054)         $ (5,910)
                                                     ========          ========

            Net loss per share (Note 3)              $  (1.10)         $   (.65)
                                                     ========          ========


           See notes to condensed consolidated financial statements.

                    ONEITA INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                                Three Months Ended
                                                                ------------------
                                                          December 27,      December 28,
                                                              1997              1996
                                                            --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:

      Net loss                                              $(10,054)         $ (5,910)
      Adjustments to reconcile net loss
          to net cash provided by
          operating activities:

        Depreciation and amortization                          1,357             1,633
        Provision for losses on accounts receivable              120                17
      Consolidation charges                                   (1,048)               --
      Net change in assets and liabilities                    10,266             8,659
                                                            --------          --------
    Net cash provided by operating activities                    641             4,399
                                                            --------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Acquisition of property, plant and equipment              (317)             (559)
      Proceeds from sale of property, plant
        and equipment                                             24               510
                                                            --------          --------
          Net cash used in investing activities                 (293)              (49)
                                                            --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Payment of long-term debt and capital
        lease obligations                                       (417)           (1,950)
                                                            --------          --------
          Net cash used in financing activities                 (417)           (1,950)
                                                            --------          --------

NET INCREASE (DECREASE) IN CASH                                  (69)            2,400

CASH AT BEGINNING OF PERIOD                                    1,654             9,135
                                                            --------          --------

CASH AT END OF PERIOD                                       $  1,585          $ 11,535
                                                            ========          ========




See notes to condensed consolidated financial statements.

                    ONEITA INDUSTRIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  (Unaudited) (In thousands, except share data)

(1) Basis of Presentation -

         Oneita Industries, Inc. (the Company) manufactures and markets high quality activewear including T-shirts and fleecewear, and infantswear primarily for the newborn and toddler markets. These products are marketed to the imprinted sportswear industry and to major retailers.

         The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern and contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

         The Company incurred a net loss of $40,656 for the year ended September 27, 1997. Market pressures that resulted in reduced sales volumes and prices and operating losses during the year ended September 27, 1997 are continuing in fiscal 1998. Management's operating plans include continued close monitoring of costs and concentrating the manufacturing and sales efforts on a more profitable product mix. In September 1997, the Company announced a plan to consolidate certain of its operations in order to further lower its costs and make its operations more efficient. The consolidation involves the closing of one facility, the write down to estimated fair value of certain excess production equipment and the shift of more assembly operations to existing offshore facilities.

         At December 27, 1997, the Company was and continues to be in non-compliance with certain terms of its long-term revolving credit agreement, a loan agreement with an institutional lender, and subordinated notes held by Robert M. Gintel. Mr. Gintel resigned as Chairman of the Board and as a director of the Company on August 8, 1997. These obligations, $57,000, $6,154 and $7,500 in principal amount, respectively, have been classified as current liabilities. The Company has entered into agreements with its lenders to restructure these agreements through the pre-negotiated Chapter 11 case discussed below. These obligations, which aggregate $70,654, plus accrued interest and fees, will be exchanged for; 1) payment of $15,000 in cash, 2) the issuance of various notes totaling $38,500 and 3) 79.75% of the outstanding Common Stock of the Company.

         On January 23, 1998, the Company filed a Chapter 11 petition with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code together with a Plan of Reorganization implementing the restructuring with its lenders (the "Plan"). Prior to the filing, the holders of the debt mentioned in the preceding paragraph entered into agreements with the Company agreeing, among other things, to cooperate with the Company in implementing the Plan. A hearing to consider approval of a Disclosure Statement is scheduled for March 13, 1998 and a hearing to consider confirmation of the Plan is scheduled for April 29, 1998. The Company has obtained permission from the Bankruptcy Court to continue to pay most pre-petition claims held by trade creditors in order to avoid any disruption in its business. In addition, the Company has obtained interim authority from the Brankruptcy Court to Continue to use cash collateral and to borrow up to $5,000 from Foothill Capital Corp. under a Debtor-in-Possession Facility. A hearing to consider final approval of the cash collateral stipulation with certin of its lenders and to borrow an additional $5,000 under the Debtor-in-Possession Facility with Foothill Capital Corp. is scheduled for February 26, 1998. The Debtor-in-Possession Facility is secured by a pledge of certain property, plant and equipment. The Company estimates that it will emerge from these Brankruptcy Proceedings before June 30, 1998. However, there can be no assurance that the Plan will be confirmed by the Bankruptcy Court or that other events will not occur in the brankruptcy case affecting the Company's ability to implement the Plan. If either of these events takes place, a non-negotiated Chapter 11 is likely to occur. The Company has a commitment from Foothill Capital Corp. for a new revolving credit facility pursuant to which financing will be available upon emergence from Chapter 11 Proceedings. This facility will permit the borrowing of up to $35,000 based upon availability under a borrowing base formula (estimated to be $25,000 at date of emergence) and will be secured primarily by accounts receivable and inventory.

         Of the $38,500 restructured debt, $37,500 consist of senior notes that are due in three years and bears interest at 12%. The interest accrues but is not paid in cash for the first two years of the note term, except that interest payments in the first two years as well as note principal prepayments may be triggered upon the Company achieving certain targets. The senior notes will be secured by the pledge as collateral of certain property, plant and equipment. The remaining $1,000 of restructured debt will consist of a subordinated note with principal and interest, accruing at 10%, payable in 10 years.

         The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at September 27, 1997 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended December 27, 1997 are not necessarily indicative of the results that may be expected for the year ended September 26, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report to shareholders for the year ended September 27, 1997.

(2) Inventories -

         Inventories, stated at the lower of cost or market, are comprised of the following:

                                                       December 27,    September 27,
                                                           1997            1997
                                                       ------------    -------------
                  Finished goods ...............         $17,613         $20,095

                  Work in process ..............           8,748           9,313

                  Raw materials and supplies ...           2,075           1,806
                                                         -------         -------
                                                         $28,436         $31,214
                                                         =======         =======



(3) Net Income Per Share -

         Earnings per share are calculated using the weighted average number of shares of common stock, and where dilutive, common stock equivalents outstanding during each period. Shares used in computing per share results were 9,149,339 for each of the three months ended December 27, 1997 and December 28, 1996.

                                   SCHEDULE II

  ONEITA INDUSTRIES, INC. AND SUBSIDIARIES - VALUATION AND QUALIFYING ACCOUNTS For The Years Ended September 27, 1997 and September 28, 1996 and September 30,
                                      1995

                                 (In thousands)

                                                  Balance at   Additions Charged                      Balance at
                                                  Beginning   (Credited) to Costs    (Deductions)       End of
Description                                       of  Period     and Expenses         Recoveries        Period
                                                  --------------------------------------------------------------
For the Year Ended September 27, 1997:
  Allowance for doubtful accounts ........         $ 1,117         $   792             $(1,073)         $   836

For the Year Ended September 28, 1996:
  Allowance for doubtful accounts ........             971             400                (254)           1,117

For the Year Ended September 30, 1995:
  Allowance for doubtful account .........           1,006             150                (185)             971


                                    GLOSSARY

   401k SAVINGS PLAN               The Savings Plan for Employees of Oneita
                                   Industries, Inc. effective as of May 1, 1993.

   AMENDED AND RESTATED
    CERTIFICATE OF
    INCORPORATION                  the certificate of incorporation of
                                   Reorganized Oneita dated the Effective Date and filed with the Secretary of State of the State of Delaware on or about the Effective
                                   Date, in the form attached to the Plan as
                                   Exhibit 6.

   ANDREWS COLLECTIVE
    BARGAINING AGREEMENT           the agreement dated October 19, 1995, as it
                                   may have been amended from time to time, between Oneita and the Union of Needletrades, Industrial and Textile Employees covering approximately 100 employees at the Andrews
                                   Textile Facility.

   ANDREWS TEXTILE FACILITY        the textile manufacturing facility operated
                                   by Oneita in Andrews, South Carolina.

   AVONDALE                        Avondale Mills, Inc.

   BANKRUPTCY CODE                 title 11, United States Code, as amended from
                                   time to time, as applicable to the
                                   Reorganization Case.

   BANKRUPTCY RULES                the Federal Rules of Bankruptcy Procedure and
                                   the local rules and orders of the Court, all as amended from time to time and as applicable to the Reorganization Case.

   BUSINESS DAY                    any day on which commercial banks are open
                                   for business, and not authorized to close, in the City of New York, New York.

   BY-LAWS the amended by-laws adopted by Oneita on May 17, 1994, as they may have been amended from time to time.

   CERTIFICATE OF
    INCORPORATION                  the certificate of incorporation of Oneita
                                   dated August 27, 1987 and filed with the Secretary of State of the State of Delaware on September 1, 1987, as it may have been amended from time to time.

   COMMON STOCK                    all the shares of common stock of Reorganized
                                   Oneita, par value $.25 per share, authorized and issued by Reorganized Oneita on the Effective Date pursuant to Section IV.E. of the Plan.

   COMPANY collectively, Oneita Industries, Inc. and its subsidiaries.

   CONFIRMATION DATE               the date on which the Confirmation Order is
                                   entered by the Court.

   CONFIRMATION ORDER              the order of the Court confirming the Plan,
                                   in accordance with the provisions of chapter
                                   11 of the Bankruptcy Code.

   CONSENT LETTER                  the letter agreements executed by each holder
                                   of claims, shortly prior to, or as of, the Petition Date, which claims are to be classified in classes 2 and 3 under the Plan and returned to Oneita prior to the commencement of the Reorganization Case pursuant to which such parties agreed, subject to the terms thereof, inter alia, to
                                   (i) cooperate in implementing the Plan, (ii) execute a Ballot accepting the Plan, (iii) not sell or assign its Claim against Oneita unless its assignee also agrees to be bound by the terms of the Consent Letter, and (iv) execute all necessary documents.

   COURT (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Reorganization Case; (b) to the extent there is no reference pursuant to
                                   Section 157 of title 28 of the United States
                                   Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Reorganization Case.

   D-I-P AGREEMENT                 the agreement between Oneita and Foothill
                                   pursuant to which Foothill will provide up to $10,000,000 of debtor-in-possession financing to Oneita in the Reorganization Case.

   EFFECTIVE DATE                  the first Business Day on which all of the
                                   conditions specified in Section V.A. of the Plan have been satisfied or waived in accordance with Section V.B. of the Plan;
                                   provided, that if a stay of the Confirmation
                                   Order is in effect on such date, the
                                   Effective Date will be the first Business Day after such stay is no longer in effect.

   FAYETTE FACILITIES              the apparel and textile facilities operated
                                   by Oneita in Fayette, Alabama located at 207
                                   15th Street, Southwest and 1015 Temple Avenue
                                   South, respectively.

   FINAL ORDER                     an order or judgment of the Court that is in
                                   effect and is not stayed, and that is not subject to reconsideration, vacatur, reversal, appellate review or other modification by means of appeal, petition for certiorari, motion for reargument, rehearing or otherwise (except under Rule
                                   9024 of the Federal Rules of Bankruptcy
                                   Procedure).

   GINTEL Robert M. Gintel, Oneita's former Chairman of the Board of Directors and the current holder of the Old Subordinated Gintel Notes.

   GINTEL NOTE
    AGREEMENT                      the note purchase agreement dated as of
                                   December 28, 1995, as it may have been
                                   amended from time to time, between Oneita, Gintel and Avondale, pursuant to which the Old Subordinated Gintel Notes were issued.

   IBJ SCHRODER                    IBJ Schroder Bank & Trust Company

   KINSTON Oneita-Kinston Corp., a North Carolina corporation wholly-owned by Oneita.

   NEW FOOTHILL
    SECURITY DOCUMENTS             collectively, (a) the New Revolving Credit
                                   Agreement, (b) all "Loan Documents" (as such term is defined in the New Revolving Credit
                                   Agreement) delivered pursuant to the New
                                   Revolving Credit Agreement, in the forms agreed to between Oneita and Foothill, (c) that certain Intercreditor Agreement dated the Effective Date between Foothill, the holders of the New Senior Secured Notes and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, in the form annexed to the Plan as Exhibit 4, and (d) all UCC and real property lien filings executed in connection with any of the foregoing agreements.

   NEW REVOLVING
    CREDIT AGREEMENT               the Loan and Security Agreement dated as of
                                   the Effective Date between Reorganized
                                   Oneita, Kinston and Foothill, pursuant to which Foothill shall provide working capital to Reorganized Oneita and Kinston. The obligations under the New Revolving Credit
                                   Agreement shall be secured by certain assets of Reorganized Oneita and Kinston as more particularly described in the New Foothill
                                   Security Documents.

   NEW SECURITY
    DOCUMENTS                      collectively, (a) that certain Security and
                                   Pledge Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (b) those certain mortgages dated the Effective Date made by

                                   Reorganized Oneita in favor of IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (c) that certain Intercreditor Agreement dated the Effective Date between Foothill, IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, and the holders of the New Senior Secured Notes, in the form attached to the Plan as Exhibit 4, (d) that certain Subsidiary Guaranty and Security Agreement dated the Effective Date between IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, and the subsidiaries of Oneita that are parties thereto, (e) that certain Trademark Security Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (f) that certain Deposit Account Security Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (g) that certain Agency Agreement dated the Effective Date between Reorganized Oneita, the holders of the New Senior Secured Notes and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, and
                                   (h) all UCC and real property lien filings executed in connection with any of the foregoing agreements, in each case other than
                                   (c) immediately above in the form to be
                                   agreed to by Oneita, the Old Revolving Credit Lenders and Prudential prior to the Effective Date.

   NEW SENIOR SECURED
   NOTES the notes issued under the Senior Secured Note Agreement and Section IV.E. of the Plan and secured by liens on and security interests in certain assets of Oneita and certain of its subsidiaries as more particularly described in the New Security Documents.

   OLD COMMON STOCK                the common stock, par value $.25 per share,
                                   issued by Oneita and outstanding on the
                                   Petition Date.

   OLD PRUDENTIAL CLAIM            the claim in the sum of $6,379,066 as of the
                                   Petition Date pursuant to a Note Agreement dated as of December 20, 1988 between Oneita and Prudential.

   OLD REVOLVING CREDIT
   AGREEMENT                       the Revolving Credit Agreement dated as of
                                   January 26, 1996, as it may have been amended from time to time, by and among Oneita and SunTrust Bank, Atlanta, individually and as Agent and Administrative Agent, First Union
                                   National Bank of South Carolina, individually and as Agent, and NatWest Bank N.A.

   OLD REVOLVING

   CREDIT LENDERS                  the holders of claims under the Old Revolving
                                   Credit Agreement or such holders'
                                   participants or assignees as of the Effective
                                   Date.

   OLD REVOLVING CREDIT
    LENDER CLAIMS                  the allowed claims pursuant to the Old
                                   Revolving Credit Agreement in the aggregate principal amount of $57,000,000 as of the Petition Date.

   PETITION DATE                   January 23, 1998, the date of the
                                   commencement of the Reorganization Case.

   PLAN                            the chapter 11 plan of reorganization.

   PRUDENTIAL                      The Prudential Insurance Company of America

   PRO RATA SHARE                  a proportionate share, so that the ratio of
                                   the amount of property distributed on account of an allowed claim or allowed Equity
                                   Interest in a specified class, is the same as the ratio such claim or Equity Interest bears to the total amount of all claims or Equity
                                   Interests (including disputed claims or
                                   disputed Equity Interests, until disallowed) in such specified class.

   REGISTRATION RIGHTS             the registration rights described in the
                                   Registration Rights Agreement to be provided by Reorganized Oneita to certain holders of the New Common Stock.

   REGISTRATION RIGHTS
    AGREEMENT                      a registration rights agreement described in
                                   Section IV.Q. of the Plan by and among
                                   Reorganized Oneita and the Initial Holders, substantially in the form of Exhibit 5 to the Plan.

   REORGANIZATION CASE             Oneita's chapter 11 case.

   REORGANIZED ONEITA              Oneita Industries, Inc., or any successor
                                   thereto by merger, consolidation, or
                                   otherwise, on and after the Effective Date.

   SECURITIES ACT                  the United States Securities Act of 1933, as
                                   amended, and the rules and regulations
                                   thereunder.

   SENIOR SECURED NOTE
    AGREEMENT                      the agreement, dated on or about the
                                   Effective Date, substantially in the form of
                                   Exhibit 1 to the Plan, between Reorganized
                                   Oneita and the holders of the Old Revolving
                                   Credit Lender Claims and the Old Prudential
                                   Claim pursuant to which the New Senior
                                   Secured Notes in the principal amount of $37,500,000 shall be issued.

   SPINDALE FACILITY               Oneita's sewing facility located at 207 15th
                                   Street Southwest, Fayette, Alabama.

   STERILON FACILITY               Oneita's textile manufacturing facility
                                   located at 1015 Temple Avenue South, Fayette,
                                   Alabama.

   UCC the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of the security interests and liens specified in the New Security Documents and the New Foothill Security Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR PRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                             Page
                                                             ----
Available Information....................................
Prospectus Summary.......................................
Risk Factors.............................................
Use of Proceeds..........................................
Price Range of Common Stock..............................
Dividend Policy..........................................
Capitalization...........................................
Pro Forma Financial Statements...........................
Selected Financial Data..................................
Management's Discussion and Analysis and
  of Financial Condition and Results of
  Operations ............................................
Business.................................................
Management...............................................
Principal and Selling Stockholders.......................
Plan of Distribution.....................................
Description of Securities................................
Underwriting.............................................
Legal Matters............................................
Experts..................................................
Financial Statements.....................................     F-1
Glossary.................................................     G-1




                           ONEITA INDUSTRIES, INC.

                       7,820,923 SHARES OF COMMON STOCK


                                  PROSPECTUS









                                     , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the distribution, all of which shall be borne by the Company, are as follows:

SEC Registration Fee .................................      $462
NASD Filing Fee ......................................         *
NASDAQ Application ...................................         *
Blue Sky Fees and Expenses (including legal fees) ....         *
Transfer Agent Fees ..................................         *
Accounting Fees and Expenses .........................         *
Legal Fees and Expenses ..............................         *
Printing and Engraving ...............................         *
Miscellaneous ........................................         *
                                                            ----
     Total ...........................................      $  *
                                                            ====

-------

* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise.

            The Company's Certificate of Incorporation and By-laws, and the Company's Amended and Restated Certificate of Incorporation will, contain provisions that limit the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company also maintains officers and directors liability insurance. The policy coverage is $10,000,000, which includes reimbursement for costs and fees, with a maximum deductible for officers and directors of $200,000 for each claim. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

            The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction that involves a conflict between the interests of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions, including grossly negligent business decisions relating to attempts to change control of the Company.

            The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.

            These provisions diminish the potential rights of action that might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any stockholders derivative action. However, the provisions do not have the effect of limiting the right of a stockholder to enjoin a director from taking actions in breach of the director's fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken.

            The Company has entered into indemnification agreements with certain of its officers. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a legal proceeding, including amounts paid in settlement by or on behalf of an indemnitee thereunder.

   ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

            In August 1996, the Company issued 2,270,833 share of Old Common Stock to Avondale Mills, Inc. in exchange for the cancellation of $7.5 million of indebtedness in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2)thereof (a "4(2) transaction").

            In January 1996, the Company issued a $60 million Promissory Note pursuant to a Revolving Credit Agreement dated as of January 26, 1996 by and among Oneita Industries, Inc, and SunTrust Bank, Atlanta individually, and as Agent, and as Administrative Agent, First Union National Bank of South Carolina, individually and as Agent, and NatWest Bank N.A. in a 4(2) transaction.

            In January 1996, the Company issued a $7.5 million 10% Convertible Subordinated Promissory Note to Avondale Mills, Inc. under Note Purchase Agreement among Oneita Industries, Inc. and Robert M. Gintel and Avondale Mills, Inc. dated as of December 28, 1995 in a 4(2) transaction.

            In January 1996, the Company issued a $3.75 million 10%Convertible Subordinated Promissory Note and a $3.75 million 10% Subordinated Promissory Note to Robert M.Gintel under Note Purchase Agreement among Oneita Industries, Inc. and Robert M. Gintel and Avondale Mills, Inc. dated as of December 28, 1995 in a 4(2) transaction.

            In January 1995, the Company issued a $10 million Promissory Note dated January 31, 1995 under a Variable Amount Grid Note Agreement between Oneita Industries, Inc. and First Union National Bank dated January 21, 1995 in a 4(2) transaction.

            In April 1995, the Company issued a $10 million Promissory Note dated April 3, 1995 under an Offering Base Loan Agreement between Oneita Industries, Inc. and First Union National Bank dated April 3, 1995 in a 4(2) transaction.

            In January 1995, the Company issued a $10 million Multiple Disbursement Revolving Note to Trust Company Bank in a 4(2) transaction.

            In April 1995, the Company issued a $10 million Promissory Note to NatWest N.A. in a 4(2) transaction.

   ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   Exhibits

   2.1 Plan of Reorganization (incorporated by reference to Exhibit 4.2 of Form 8-K dated January 23, 1998)

   3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3(a) of Form S-1 Registration Statement No. 33-16972)

   3.2 By-laws as amended (incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter ended March 31, 1994)

   5.1      Form of Registration Rights Agreement*

   5.2      Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.**

   10.1 Stock Option Plan (incorporated by reference to Exhibit 10(a) of Form S-1 Registration Statement No. 33-16972)

   10.2     1989 Non-Qualified Stock Option Plan (incorporated by reference to
            Exhibit 10.2 of Annual Report on Form 10-K for the year ended September 30, 1990)

   10.3 $60,000 Revolving Credit Agreement dated January 26, 1996 among the Company, Sun Trust Bank, Atlanta, First Union National Bank of South Carolina and NatWest Bank N.A. (incorporated by reference to Exhibit
            10.28 of Form 10-Q for the quarter ended December 31, 1995)

   10.4 10% Subordinated Notes dated January 26, 1996 in the principal amount of $7,500 issued to Robert M. Gintel (incorporated by reference to Exhibit 10.25 of Form 10-Q for the quarter ended December 31, 1995)

   10.5 Note Agreement dated as of December 20, 1988, between Registrant and an institutional lender, as amended. (Incorporated by reference to Exhibit 10.10 of Annual Report on Form 10-K for the year ended September 30, 1988 and Exhibit 10.26 to Annual Report on Form 10-K for the year September 30, 1995)

   10.6 Letter of Credit Agreement dated as of October 1, 1989, between the Registrant and Trust Company Bank (incorporated by reference to
            Exhibit 10.12 of Annual Report on Form 10-K for the year ended September 30, 1989)

   10.7 Lease Agreement dated as of October 1, 1989, between the Registrant and the Industrial Development Board of the City of Fayette, Alabama (incorporated by reference to Exhibit 10.13 of the Annual Report on Form 10-K for the year ended September 30, 1989)

   10.8 Guaranty Agreement dated as of October 1, 1989, between the Registrant and Trust Company Bank (incorporated by reference to
            Exhibit 10.14 of Annual Report on Form 10-K for the year ended September 30, 1989)

   10.9 Form of Indemnification Agreement between Registrant and its officers and directors (incorporated by reference to Exhibit 28 to Current Report on Form 8-K dated July 30, 1991)

   10.10 Modification to Management Services Contract dated February 5, 1993 (incorporated by reference to Exhibit 28 to Current Report on Form 8-K dated January 1, 1993)

   10.11 Registration Rights Letter Agreement between the Registrant and Gintel & Co. Limited Partnership (incorporated by reference to
            Exhibit 10 to Current Report on Form 8-K dated October 6, 1993)

   10.12 Letter Agreement dated October 5, 1993, between Gintel & Co. Limited Partnership and Instrument Systems Corporation (incorporated by reference to Exhibit 2 to Current Report on Form 8-K dated October 6, 1993)

   10.13 Note Purchase Agreement dated as of December 28, 1995 among Registrant, Robert M. Gintel and Avondale Mills, Inc. (incorporated by reference to Exhibit 10.24 of Annual Report on Form 10-K for the year ended September 30, 1995)

   10.14 Agreement dated August 15, 1996 (related to note conversion) between Registrant and Avondale Mills, Inc. (incorporated by reference to
            Exhibit 10.17 of Annual Report on Form 10-K for the year ended September 28, 1996)

   10.15    Senior Secured Note Purchase Agreement (incorporated by reference to
            Exhibit 4.4 of Form 10-Q for the quarter ended December 31, 1997)

   10.16 Subordinated Note (incorporated by reference to Exhibit 4.3 of Form 10-Q for the quarter ended December 31, 1997)

   10.17    Loan and Security Agreement (incorporated by reference to Exhibit
            4.2 of Form 10-Q for the quarter ended December 31, 1997)

   10.18 Intercreditor Agreement (incorporated by reference to Exhibit 4.5 of Form 10-Q for the quarter ended December 31, 1997)

   11       Computation of Earnings Per Share**

   22 The following lists the Company's significant subsidiaries, all of which are wholly-owned by the Company. The names of certain subsidiaries which do not, when considered in the aggregate, constitute a significant subsidiary have been omitted.

                      Name of Subsidiary                  Jurisdiction of Incorporation
                      ------------------                  -----------------------------
                      Oneita - Kinston Corp.              North Carolina
                      Oneita - Strathleven Limited        Jamaica
                      Oneita Freeport Limited             Jamaica
                      Oneita Mexicana S.A. de C.V.        Mexico

   23.1     Consent of Arthur Andersen LLP*

   23.2     Consent of Blau, Kramer, Wactlar & Lieberman, P.C. (included in
            Exhibit 5)**

   24       Power of Attorney (included in signature page)

   27       Financial Data Schedule**

   -------------------------

   *   Filed herewith

   **  To be filed by amendment

   Financial Statement Schedules

   Not applicable.

   ITEM 17.  UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee' table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charleston, South Carolina on the 26th day of February, 1998.

                                        Oneita Industries, Inc.
                                        By:/s/ C. Michael Billingsley
                                           -----------------------------
                                               C. Michael Billingsley
                                               President
                                               (Chief Executive Officer)

                                POWER OF ATTORNEY

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 26, 1998, by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints C. Michael Billingsley and William Boyd, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Signature                       Title
            ---------                       -----
   /s/ C. Michael Billingsley         President and Chief Executive Officer
   --------------------------
       C. Michael Billingsley

   /s/ William H. Boyd                Vice President and Treasurer
   --------------------------         (Principal Accounting Officer)
       William H. Boyd

   /s/ Jack R. Altherr                Director
   --------------------------
       Jack R. Altherr

   /s/ Meyer A. Gross                 Director
   --------------------------
       Meyer A. Gross

   /s/ G. Stephen Felker              Director
   --------------------------
       G. Stephen Felker

   /s/ H. Varnell Moore               Director
   --------------------------
       H. Varnell Moore

   /s/ Lewis Rubin                    Director
   --------------------------
       Lewis Rubin

   /s/ John G. Hudson                 Director
   --------------------------
       John G. Hudson